Exhibit 4.9

INFORMATION TECHNOLOGY SERVICES AGREEMENT

THIS AGREEMENT is made at Atlanta, on August 3, 2006.

Between:

General Electric International, Inc., a Delaware corporation (the “Company”) with its head office at Two Corporate Drive, Shelton, CT.

And:

Patni Computer Systems Limited, (the “Contractor”) with its head office at Akruti Softech Park, MIDC Cross Road No. 21, Andheri (EAST), Mumbai 400093, INDIA.

WHEREAS:

A                        The Company wishes to authorize the Contractor to perform certain software related services in accordance with this Agreement.

B                          The parties understand that the work to be undertaken by the Contractor under this Agreement will be performed in part by the employees of Contractor and its controlled subsidiaries or controlled affiliates.

C                          The Contractor has the requisite skills, personnel and legal right to perform such software related services.

NOW, THEREFORE, the parties agree as follows:

1                           APPOINTMENT AND PURPOSE

1.1                   The overall purpose of this Agreement is the continuing development and maintenance of a center, owned and operated by the Contractor (“Global Development Center” or “GDC”), which provides the Company with high quality and cost effective Deliverables through various operational models, including providing Services at GDC locations (“Low cost countries”), at Company locations (“Onshore”), and at “Nearshore” GDC Locations (in countries neighboring and adjacent to Company’s locations). Nothing in this Agreement affects service agreements or Task Orders that were executed, or conduct that occurred prior to, the effective date of this Agreement.

The Company hereby appoints the Contractor on a non-exclusive basis either by itself or through the GDC and its approved branch offices or affiliates, to provide software development, implementation, maintenance, support and other information technology services (together “Services”) in accordance with the terms of this Agreement, and the Contractor hereby accepts such appointment. The period of appointment is from January 1, 2007 through December 31, 2009 (“Agreement Duration”), which may be extended by mutual consent under the same terms and conditions of this Agreement (including any amendments made pursuant to Section 15.5 of this Agreement). Nothing in this Agreement precludes the Company from obtaining the same or similar services from other vendors, wherever located.

2.                        PROCUREMENT OF SERVICES

Task Orders

2.1                   The Company may from time to time request that the Contractor perform Services by submitting, pursuant to this Agreement, a request to the Contractor that specifies the Deliverables (as defined below) to be provided by the Contractor (a “Task Order”). The Contractor is not obligated to sign and accept the Company’s Task Orders. However, the Contractor will use its best efforts to accept and fulfill the requirements of such Task Orders. Within two working days of receiving the Task Order, the Contractor shall notify the Company of either its interest in pursuing the Task Order or its intention to decline the Task Order. Repeated non-participation or delay in response for a constant period of six months may result in termination of this Agreement, pursuant to Section 12.

Once the Contractor accepts a Task Order, the Contractor is obligated to perform the Services specified in such Task Order. In performing such work, and subject to this Agreement or Task Order, the Contractor shall be free to exercise its discretion as to the method and means of performance of its services. Task Orders may specify a fixed price engagement or a time and materials engagement or a combination/variation of these two basic models.

Fixed Price Task Order

2.2                   The Contractor and Company will agree on a fixed price for Task Orders issued to engage Contractor for a fixed scope of Deliverables within a defined timeframe (“Fixed Price Task Order(s)”). The number and details of resources to be applied to the Deliverables will be at the Contractor’s discretion. The Company will specify certain norms to ensure quality and consistency in the Task Order, which, once issued, will not be changed, except after mutual discussions. Norms may include but are not limited, to target service levels and associated rewards and penalties, acceptable personnel attrition, value, volume or early payment discounts, or other requirements the Parties mutually agree to include.

Time and Materials Task Order

2.3                   The Company may also issue Task Orders to engage Contractor for the availability of resources at an agreed rate, to provide specific Deliverables (“Time and Materials Task Orders”).

Norms

2.4                   Task Orders shall specify certain norms to ensure quality and consistency of Deliverables. Norms may include, but are not limited to any of the following: project delivery processes (SDLC); Project Management practices such as effort estimation; target service levels and associated rewards and penalties; acceptable personnel retention period; [Knowledge retention requirements]; business continuity requirements; value, volume or early payment discounts; and any other requirements the Parties mutually agree to include.

Communication

2.5                   All communications with and Deliverables to the Company, including, without limitation, software, documentation, manuals, training materials, reports, screens, progress reports and invoices, shall be in English or such other language as may be designated by the Company.

Deliverables

2.6                   All Services, software, documentation, manuals, training materials, test plans and results, risk management documents, manuals, and any and all other Intellectual Property developed, delivered, or enhanced pursuant to this Agreement or a Task Order shall collectively be referred to as Deliverables.

Purchase Orders

2.7                   In addition to any Task Order, the Company must also issue, and the Contractor must receive, a Company Purchase Order (“PO”) prior to initiating work under the Task Order. POs may incorporate or reference the terms of one or multiple Task Orders. If the Contractor chooses to commence work on the Company’s Deliverables without an appropriate PO in place, the Contractor does so at the Contractor’s own risk and, unless otherwise agreed to in writing by the Company, such efforts shall not be chargeable to the Company. Each PO shall be deemed incorporated into and governed by the terms of this Agreement.

All POs shall include the billing arrangements, terms of payment, the Company entity that shall pay under the PO, and whether payment shall be made though the GE Accelerated Payment Program.

Benefits of the Agreement

2.8                   Task Orders may be issued by the Company, its parent company, General Electric Company, and the subsidiaries and affiliates of its parent company (including, without limitation, joint ventures or other entities in which any such entity is a shareholder) (together “Company Affiliate(s)”). Task Orders may also be issued by the Company or a Company Affiliate on behalf of divested entities of Company or Company Affiliates for a period of up to one year after divestiture has occurred.

Neither the Company nor any Company Affiliate shall have liability or be in any way responsible to the Contractor or to any other Company Affiliate for any act, omission or failure of either party related to such Task Order, including for the failure of any other Company Affiliate to fulfill such Company Affiliate’s obligations under a Task Order placed by it. In the event that a Task Order is terminated at the request of the Company or a Company Affiliate, the parties involved will mutually resolve any issues from such termination pursuant to Section 12.4 of this Agreement.

2.9                   The Contractor agrees, at the Company’s request, to incorporate the provisions of this Agreement into a Task Order issued by the Company which may require the Contractor to provide Deliverables directly for another entity named by, and who is performing Services for, the Company. The Contractor further agrees to make the terms of this Agreement available to the Company’s suppliers (including software and system integrator suppliers), partners and customers, when mutually identified and agreed by the Company and the Contractor. The Contractor will cooperate with the Company to identify opportunities for the Company’s suppliers and customers to reduce technology costs. If, as a result of this cooperative relationship the Contractor benefits by receiving Task Orders from or and contracting services directly with the Company’s suppliers and/or customers, then these associated volumes shall be credited to any Company volumes referenced in this Agreement, except to the extent that the Company’s supplier and/or customer was a pre-existing customer of the Contractor.

Incorporation of terms

2.10             Any Task Order submitted by a Company Affiliate to the Contractor that refers to this Agreement specifically incorporates the provisions of this Agreement (such that all references to the Company shall be read as references to the Company Affiliate that submitted the Task Order), unless such Task Order explicitly provides that such Task Order or any part thereof does not so incorporate this Agreement or any part hereof. Should a Task Order submitted by the Company or a Company Affiliate that is controlled by Company or its parent, General Electric Company make no reference whatsoever to this Agreement, then this Agreement and its provisions shall nonetheless be deemed to have attached to such Task Order, with all references to the Company in the Agreement being read as a reference to the Company Affiliate that submitted the Task Order.

Hierarchy

2.11             In the event of any conflict between the terms of this Agreement and the terms of any Task Order or PO, the terms of this Agreement shall prevail. In the event of any conflict between the terms of a Task Order and the terms of a PO, the terms of the Task Order shall prevail. Under no circumstances shall any terms of a PO be construed as imposing any additional financial or other obligations on the Contractor. Notwithstanding the foregoing, a Task Order may amend the terms of this Agreement solely with respect to such Task Order by expressly referencing the provisions of this Agreement that are being amended and by stating that in the event of a conflict between the amended provisions of the Task Order and the provisions of this Agreement, the provisions of the Task Order shall prevail.

Technical Clarification

2.12             The Company may notify the Contractor of technical clarifications to any Task Order at any time provided such clarification is within the general scope of either this Agreement or the relevant Task Order.

2.13             If the Contractor receives a technical clarification that may affect cost, completion schedule or any other provision of this Agreement or the relevant Task Order, then the Contractor will provide the Company with a proposed amendment to the Task Order incorporating the proposed changes and will not implement the technical clarification unless and until the Contractor has received from the Company written confirmation through both an amendment to the Task Order and an amendment to the PO or a new PO of such clarification and acceptance of the proposed amendment to the Task Order.

2.14             No cost that the Contractor incurs as a result of implementing a technical clarification may be the basis for an adjustment of the fees to be paid under a Task Order unless the Company had agreed in writing to such price adjustment prior to the Contractor incurring the additional costs.

Service Level Agreements

2.15             The terms of this Agreement shall not supercede any Service Level Agreements separately negotiated and agreed to between the Company and the Contractor.

Transition between Time and Materials and Fixed Price

2.16             At the request of the Company, the Contractor will cooperate with the Company in good faith to convert existing Time and Materials Task Orders to Fixed Price Task Orders on terms and conditions to be mutually agreed between the parties.

Express Services and Policies

2.17             If requested in a specific Task Order, the Contractor will provide Workers (defined below), computing and telecommunications resources seven days per week, twenty-four hours per day, 365 days per year to support the Company’s designated critical software and Deliverables (“Critical Software”). Such Critical Software shall be so designated in specific Task Orders and shall contain specific Service Level Agreements, response times and acknowledgment, business continuity, and disaster recovery requirements.

2.18             The Contractor shall commit to re-use of code/artifacts, carrying out root cause analysis and applying permanent proactive fixes, as appropriate, even when not explicitly specified in a Task Order.

2.19             The Contractor shall undertake responsibility for ensuring that Company specific design and coding standards are adhered to in all its work carried out on Task Orders.

3.        CONTRACTOR PERSONNEL

General

3.1                   The Contractor is responsible for providing personnel to perform its obligations under this Agreement and all Task Orders. Such personnel of Contractor, including employees of Contractor, Contractor’s affiliates and any employees of Subcontractors, where subcontracting is permitted, shall individually and collectively be called “Worker(s).” The Contractor will enter into written agreements with all such Workers, obligating them in a manner that will enable the Contractor to fully discharge all of its obligations under this Agreement and all Task Orders, including, without limitation, all obligations under Sections 8 and 11 of this Agreement.

3.2                   The number of Workers and staffing levels of each GDC will be based on the combined project requirements of the Company as supplemented by annual forecasts of the Company’s needs and will be mutually agreed from time to time. The accuracy and updates to the forecast are the responsibility of the Contractor through its relationship with the various Company Affiliates. The Contractor will be entirely responsible for staff and Worker selection and hiring to meet the forecasts, including, without limitation, determining and hiring the appropriate mix of skill types and expertise levels. However, for Time and Materials Task Orders, the Company may, at its sole discretion, review sample resumes and capabilities and interview key Workers (identified in the relevant Task Order) assigned to Task, and advise the Contractor as appropriate. The Company may, at its sole discretion, audit Contractor’s staffing on Time and Materials Task Orders and advise the Contractor as appropriate. The Contractor shall be solely responsible for all matters in connection with its Workers (including, without limitation, provision of salary, benefits, training, promotions and provision of visas, work permits, housing and related matters while on-site).

3.3                   The Contractor will make available additional resources (with the required functional and technical competencies inclusive of the engagement-specific requirements) to staff unexpected, even temporary, increases in the forecasts on Time and Materials Task

Orders. These additional resources will be committed to the GDC once the Contractor has accepted Task Orders.

3.4                    The Contractor will be solely responsible for maintaining satisfactory standards of Worker competency, conduct and integrity and for taking such disciplinary action with respect to Workers as may be required under the circumstances. Where the Contractor removes a Worker from offshore locations, under such circumstances, the Contractor shall provide competent replacements within five working days of the Contractor receiving the information about the need for disciplinary action, at no additional cost to the Company, or impact to any Task Orders. In case of on-site/near-shore locations, the Contractor shall provide competent replacements within a timeframe that is mutually agreed by the Company and the Contractor.

3.5                    The Company may require the Contractor to immediately remove any Worker from the performance of a Task Order whose continued work on a Task Order is, in the sole discretion of the Company, contrary to the Company’s interest. If, during the first four weeks of performance pursuant to a Task Order, the Company requests the Contractor to remove Workers from such performance, then the Contractor will promptly reimburse the Company for the charges for the period such Workers worked on such Task Order. The Company reserves the right to remove Workers from any engagement, including Fixed Price Task Orders, in the event that such Workers act contrary to Company interests.

3.6                    If any Worker provided by the Contractor becomes unavailable for whatever reason during performance of a Task Order, including without limitation, illness, death and incapacitation, the Contractor will provide a fully trained replacement Worker. The Contractor shall provide such replacement Worker within five working days (for offshore locations) of the Contractor receiving the information about the non-availability of the replaced Worker, at no additional cost to the Company or impact to any Task Orders. In case of on-site/near-shore locations, the Contractor shall provide competent replacements within a timeframe that is mutually agreed by the Company and the Contractor.

Training

3.7                    The Contractor will ensure that prior to their deployment, Workers are provided training that is adequate to ensure that they are proficient and able to discharge their duties, as defined by the Task Order. The Company reserves the right to require, at the Company’s discretion, that the Contractor provide training specific to the execution of Task Orders, free of cost to the Company, if Workers are either inadequately trained or need specialized training for the execution of Task Orders.

3.8                    It is the sole responsibility of the Contractor to ensure that Workers are equipped with the functional and technical competencies required to perform all Services and meet all commitments under specific Task Orders.

Model of Operation

3.9                    The Contractor shall be flexible at all times to work on the most appropriate model of operation, which may be Nearshore, Offshore, 121, Onshore, or a combination thereof.

Retention

3.10              The Contractor agrees that the total overall retention level of Workers will be a minimum of 85%, so as to ensure that the Company’s critical business applications and infrastructure maintain the level of continuity and skill that is required for their development and maintenance. The Retention Level Percentage (“RLP”) shall be measured at a project level on a monthly basis on the last day of every month and added to the Year-to-date percentages on the project. The consolidated project retention data shall be aggregated to determine the Contractor’s Company RLP. The RLP will be calculated as:

(1 - (Unplanned Attrition + Deviations on Planned Attrition)) / Total Workers on Project) * 100

where

(a)                     Un-Planned Attrition is defined as the total number of Workers who have either left or been removed from the GDC whose departure or removal was not due to a previously agreed roll-out plan;

(b)                    Deviations on Planned Attrition is defined as the total number of Workers removed from a project whose removal is not in compliance with a previously agreed roll-out plan.

In addition to any of the remedies that are available under this Agreement, the Company may establish non-monetary penalties from time to time if RLPs are found to be consistently in material breach of this provision.

3.11              Specific Task Orders may define retention levels that are greater than the 85% level defined above, if such increased levels reflect a need for continuity of specific business applications and infrastructure. The Company may define and impose penalties, in the event that the Contractor fails to achieve such retention levels.

Independent Contractor

3.12              The status of Contractor shall be that of independent contractor, and neither Contractor nor its Workers or agents shall, at any time or for any purpose, be deemed an employee, or agent of Company. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations and actions as set forth in this Agreement.

Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Contractor or any Worker or agent of Contractor. Each party will be solely responsible for payment of all compensation owed to its employees, as well as federal and state income tax withholding, Social Security taxes, and unemployment insurance applicable to such personnel as employees of the applicable party. Each party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such party’s employees may be entitled. Contractor is not eligible for nor may Contractor participate in any employment benefits or benefit plans of Company or any of Company Affiliates. Contractor will not assert a claim of employment against Company or Company Affiliates nor claim any entitlement to participation in their benefit programs. If, however, Contractor is deemed to be eligible for participation in such benefits or plans, Contractor hereby waives and releases any such rights.

The Contractor and the Company shall cooperate fully with each other to identify and execute any measures required to mitigate any of the Company’s potential co-employment risks associated with the continued presence of a Worker at a Company site.

Non-Solicitation

3.13              The Company covenants that for the term of this Agreement and for a period of six months after its termination, the Company will not directly or indirectly:

a)                        recruit, hire, engage or attempt to recruit, hire or engage or discuss employment with any Worker within twelve months of such Worker providing Services to the Company under any Task Order issued pursuant to this Agreement; or

b)                       induce any Worker to terminate his relationship with the Contractor or any related company or introduce such person to any potential employer.

For the purpose of this Section 3.13 only, the terms the “Company” and the “Contractor” respectively shall include any parties together with all other entities controlling, controlled by or under common control of such parties including but not limited to any agents or representatives thereof collectively referred to as the “Controlled Entities”.

3.14              The Contractor, for the term of this Agreement and for a period of six months after its termination, will not recruit, hire, engage, or attempt to recruit, hire, engage or discuss employment with any person who is an employee or agent of the Company unless by explicit approval of an authorized representative of the Company.

3.15              Any associates hired by the Contractor from other suppliers of the Company, working on Information Technology Services projects of the Company, will not be allocated in the Company GDC program for twelve months after their recruitment.

Work for competitors

3.16              Where the Company lists or provides details of its competitors, the Contractor undertakes that it will not assign its Workers who have worked on a Task Order to work on a similar project for the named competitor of the Company for a period of twelve months following completion of the work on such Task Order. Similarly, where Contractor utilizes approved Subcontractor Workers or contractor affiliate Workers on a Task Order, Contractor shall cause this Section 3.16 to apply to such Workers in the same manner as such section would apply to Contractor’s employees. Nothing in this Section 3.16 precludes the Contractor’s affiliated companies who are not involved in performance of Services on any particular Task Order from accepting employment from or engaging in work or business for competitors of the Company, provided that such affiliated companies have not received or had access to Confidential Information. Nothing in this Section 3.16 relieves the Contractor from any obligations it may have under this Agreement or any Task Order to maintain the confidentiality of the Company’s information.

Background checks for Contractor Personnel located at GDC

3.17

(a)                    At the Company’s request, and at the Contractor’s expense, the Contractor shall perform, prior to any Worker commencing work on behalf of the Company regardless of location, and after securing appropriate written authorization from its Workers, a background screen to assure that no Worker is included on a Government List (as defined herein) prohibiting the Contractor, as the employer, from engaging in financial or other transactions with any Worker. Government List is defined as including those lists that: (a) are published by the United States Government: (i) Department of State, Arms Export Control Debarment List; (ii) Department of State, Proliferation List; (iii) Department of Commerce, Denied Parties List; (iv) Department of Commerce, Entities List; (v) Department of Treasury, Specially Designated National List; and (b) are similar to those described in (a) published in jurisdictions where the Contractor is performing work for the Company. For Workers providing services in the United States, Contractor shall also assure the Worker’s status to rightfully work in the United States through compliance with the Immigration and Naturalization Service’s 1-9 process (“I-9 Check”). For Workers providing services in jurisdictions outside the United States, the Contractor shall assure that such Workers comply with local law requirements in such jurisdictions with respect to the right to work in such jurisdiction.

(b)                    In addition, and at the Contractor’s expense, for Workers who are deployed in positions that the Company, in its sole discretion, determines to be “security sensitive,” the Contractor shall:

i.                             prior to placement, perform criminal conviction screening through an authorized background-reporting agency. To ensure sufficient criminal screening is conducted, the Contractor must use a background-reporting agency that includes in-person searches of county courthouse records, where such records are available (e.g. United States, Mexico, etc). The background screen will cover at least a seven (7) year time period, and include all locations in which the worker resided during that period. The Contractor shall exercise its best efforts to assure that none of its Workers pose a threat to the safe working environment at the Company site, or a threat to the integrity of the business operations. Workers shall not be placed at the Company if they lied by failing to disclose any prior criminal conviction on their pre-placement or employment application. The Contractor shall also verify (position or job title held, dates of employment and duties) the past seven (7) years of employment. The above shall be collectively referred to as “Background Screen.” For Workers providing services in jurisdictions outside the United States, in the event that local law does not permit the Contractor to perform a Background Screen to the extent required under this subsection (i), the Contractor will perform such Background Screen to the extent permissible under local law;

ii.                          utilize the document “GE Guidelines for Service Provider Personnel Assigned to Security Sensitive Positions,” which is attached hereto as Addendum D, in complying with the above provision; and

iii.                       upon request by the Company, and to the extent permitted by local law, the Background Screen shall include verification of the Worker’s highest level of education and driving record search.

(c)                     The Contractor shall maintain as records any such background checks for the duration of the Term, or any extended term, of this Agreement and for three years thereafter.

3.18              All Workers will obtain a passport, to establish their credentials and ensure facilitation of travel overseas as and when it is required.

4.0                  INFRASTRUCTURE

General

4.1                    The Contractor is responsible for providing the base facility infrastructure of the GDC including, without limitation, secure floor space, information/communications technology hardware, software and associated support services, such as telephones, amenities, communication facilities like video-conferencing and adequate telephone lines and failure backup facilities. The Contractor undertakes to maintain facilities, services and other standards that the Company deems adequate for the conduct of work under this Agreement and as specified by the Company from time to time.

4.2                    Unless a Task Order explicitly states otherwise, the Contractor shall be responsible for providing any hardware, software and any other assets that may be required for the delivery of Services outlined in Task Orders.

4.3                    In the event that the Contractor requires the use of business-specific hardware or software to perform Services under a Task Order, such Task Order shall explicitly state such requirement and the Company shall provide to the Contractor such business specific hardware or software at no cost to the Contractor. The Contractor shall be solely responsible for tracking and monitoring the use of such Company assets and ensuring that they are properly managed until such time as the assets are returned to the Company.

4.4                    The Contractor is responsible for providing adequate discussion and conference rooms within the GDC Site to enable the Workers to facilitate communication/discussions that may be required for the performance of Services.

4.5                    Major infrastructure needs will be identified and agreed upon by the Company ninety days in advance to ensure adequate resources will be set aside by the Contractor to implement infrastructure improvements in a timely manner. Implementation of major infrastructure adjustments requires adequate notification (a minimum of ninety days prior notice) to the Company prior to commencement of the adjustments to ensure that there are no disruptions to service levels. Such adjustments, including expansion of existing approved GDC facilities, establishment of new GDC facilities or commencement of work in a non-GDC facility from which the Company’s Task Orders are to be executed, will only be undertaken by the Contractor upon receiving explicit approval from the Company’s authorized official.

Company-provided equipment

4.6                    If the Company provides any asset (including, without limitation, hardware and software) to the Contractor for TEMPORARY USE on delivering Services pursuant to a Task Order, the Contractor shall keep such asset as a bailee and use such asset only to complete Task Orders placed pursuant to the terms hereof. Such property, while in the Contractor’s custody or control, shall be held at the Contractor’s risk and shall be subject to removal at the Company’s written request. Further, the Contractor recognizes and consents that it is responsible for:

(a)                    ensuring that the asset is received along with appropriate documentation of the approval from the Company, along with TERMS of USE and SURRENDER;

(b)                   tracking and monitoring the Company-supplied assets for its intended use at intended location and reporting, taking the necessary actions in case of asset damage/loss/in-appropriate use;

(c)                    surrendering the assets to the company at the end of the approved period of use;

(d)                   auditing the usage of the assets and reporting back to the Company on actions taken; and

(e)                    providing semi-annual load forecasts to the Company.

The Contractor recognizes and consents that it is liable for any unauthorized use of Company computing resources by any Workers, whether or not with the Contractor’s knowledge and approval, and that any such unauthorized use amounts to a material breach of this Agreement.

4.7                   Where Workers are operating out of Company sites and providing 24x7 support to the Company, the Company shall issue “Company Configured Laptop Computers” (with secure access capability) either on a “Pool” basis or to individual Workers. The Contractor shall be responsible for providing the appropriate communication equipments inclusive of Pagers/Blackberry/Cell phones, as appropriate.

Any assets allocated to Workers by the Company will be on a “TEMPORARY USE” basis and will remain under the ownership and control of the Company. It is expected that the asset is always available for use at the Company site during normal working hours. Workers must at all times respect the asset as belonging to the Company and must do nothing that is contrary to Company security/use of equipment policies. Workers shall be responsible for ensuring that adequate documentation and approval for USE of the Company asset is available along with the asset at all times, especially when the asset is carried out of Company Site. Once Workers complete their engagement/rotation, the asset must be returned to the Company.

Company-provided Third Party Software

4.8                   The Company may from time to time secure large global licensing arrangements which allow the Company to provide such Third Party Software to the Contractor. If the Company provides any such Third Party Software to the Contractor for TEMPORARY USE on delivering Services pursuant to a Task Order, the Contractor shall keep such Third Party Software as a bailee and use such Third Party Software only to complete Task Orders placed pursuant to the terms hereof. Such Third Party Software, while in the Contractor’s custody or control, shall be held at the Contractor’s risk and shall be subject to removal at the Company’s written request. Further, the Contractor recognizes and consents that the Contractor is responsible for:

(a)                    ensuring that the Third Party Software is received along with appropriate documentation of the approval from the Company, along with TERMS of USE and SURRENDER;

(b)                   tracking and monitoring the Third Party Software to ensure such Third Party Software is being used solely for its intended use at the intended location and reporting, taking the necessary actions in case of Third Party Software damage/loss/in-appropriate use;

(c)                    reporting to the Company, upon written request by the Company, the current aggregate use of Third Party Software by the Contractor and the Task Orders for which such Third Party Software is being used;

(d)                   surrendering the Third Party Software to the company at the end of the approved period of use; and

(e)                    auditing the usage of the Third Party Software and reporting back to the Company on actions taken.

The Contractor recognizes and consents that it is liable for any unauthorized use of Third Party Software by any Workers, whether or not with the Contractor’s knowledge and approval, and that any such unauthorized use amounts to a material breach of this Agreement. The Contractor further agrees that upon advance written notice by the Company, the Contractor shall allow the Company to audit all use of Third Party Software by the Contractor during the regular working hours of the Contractor, with each party paying its own costs and expenses associated with the audit.

Security

4.9                   The Contractor is responsible for providing network and physical security for all of its facilities. The Contractor will ensure that Company specified security policies and guidelines are adhered to at all times. Such policies include but are not limited to adequate site security, electronic access control, password protection on infrastructure allowing access to Company information, virus protection on networks, Company provided asset management and Worker background checks. The Contractor is responsible for designating a senior member of the Contractor’s organization with responsibility and accountability for ensuring that security practices are adhered to consistently and proactively, across all the sites of operation. The Contractor further commits to maintaining a 100% Secure environment across the GDC.

4.10             It is the responsibility of the contractor to ensure that items that are not explicitly covered under the purview of the “Company-specified Security Guidelines” are brought to the notice of the appropriate authorities within the Company and explicit approval is obtained for their use. The Contractor will be responsible for compromise of the Company’s security that results from unauthorized uses of such items.

4.11             The Contractor shall incorporate application security guidelines and validate their implementation across all its engagements, even when not explicitly specified in a Task Order.

4.12             The Contractor is responsible to ensure that only GE GDC members, GE GDC Support staff and Company personnel are allowed access to the GE GDC work location. Such access including “Conducted Tours” of GE GDC facilities for potential clients of Contractor will only be undertaken by the Contractor upon receiving explicit approval from the Company’s authorized official. In the event such approval is granted, the Contractor shall bear sole responsibility for ensuring that all security requirements are maintained.

4.13             In the course of performing Task Orders issued pursuant to this Agreement, the Contractor may have access to the Company’s computer resources. In such event, the Contractor shall use such resources exclusively for performing Services on specific Task Orders or other efforts authorized by the Company such as disaster recovery testing and infrastructure maintenance. Unauthorized access to or use of Company’s computer resources is prohibited. Unauthorized use of the Company’s computing resources includes, without limitation, the following:

(a)                    failing to reasonably safeguard computer resources from damage, misuse or theft;

(b)                   circumventing or attempting to compromise, for any reason, computer security regulations such as security software, virus protection, remote dial-in controls and administrative or operational procedures;

(c)                    tampering with a computer system in a manner that may cause harm to computer information or lead to the unavailability of the computer resources; and

(d)                   performing work of a personal or business nature not directly related to the work being performed under the relevant Task Order.

Communications

4.13             The Contractor is required to be linked to the Company’s locations via high speed (1Mbps or above) data link(s) connecting to GE’s recommended PoP or Service provider. The cost of these and additional link(s) is to be borne by the Contractor. The Contractor will provide no less than quarterly reports to the Company detailing data, voice and video usage, originating to and from the GDC.

4.14             The Contractor shall, at the Contractor’s expense, ensure complete redundancy on the last mile (no single point of failure) circuits between the GDC and the Company’s network.

4.15             The Contractor shall ensure that communication links are not to be constrained by usage or capacity constraints. Use of devices (other than monitoring or optimization devices) or other means by which capacity is constrained are disallowed. Specifically, links shall be reliable and accessible on a 24-hour basis, 7 days a week, 365 days a year. The Contractor is responsible for ensuring that installation of links is executed in a timely fashion with adequate planning and resource allocation.

4.16             The Contractor shall ensure that usage of SNA-only links must not exceed an average of 70%. Usage of lines into the Company’s multi-protocol network must not exceed 70% over a 15 minute time period over a 10-hour day. The Company will provide assistance in measuring such usage.

4.17             The Contractor shall ensure that where multiple lines are used and multiplexed into a single line, the multiplexing equipment must match Company’s standard.

4.18             The Contractor must make available to each GDC site at least one Dialcomm Channel per 4 projects, as well as ensure that there is at least one Dialcomm Channel per fifteen Workers.

4.19             For all sites with more than 100 Workers, Contractor must provide video conferencing facilities.

4.20             The Contractor must provide quarterly forecasted usage and performance reports for each future two quarters. Any occasion of a repeatable performance problem must be resolved within the next quarter. On request, the Contractor must provide video access to a point accessible for selected Company businesses worldwide.

4.21             The Company may provide the Contractor with the ability to buy network lines and equipment at prices secured for Company. Where available, the Contractor may elect to utilize, such pricing. All equipment connected to the Company’s network must adhere to the Company’s published standards and technology stacks. The Company will provide standards and update them regularly. It is the responsibility of Company to provide standards, plus allow reasonable time for the Contractor to move to new standards.

4.22             The Company may, at anytime and at Company’s expense, install its own communication link(s) to the Contractor. If the Company installs its own links, the Contractor will utilize the links and provide, free of charge, any assistance required in connection with the installation and use of such links.

4.22             The Contractor will meet service levels on network performance, as agreed with the Company in operational procedures set from time to time. Operational procedures and service level requirements may vary from site to site as required by the Company.

Communications Security

4.23             Workers assigned to work for or perform duties for the Company shall sign a Network Access Security Agreement prior to receiving an account and password that provides access to Company materials. The format to be used for such Agreement is specified in the GDC Security Guidelines. Each Worker performing work on-site must present a copy of an executed Network Access Security Agreement to Company’s on-site contact prior to beginning work.

In addition, the Contractor will undertake to:

(a)                    prohibit and prevent unauthorized dial-in access to the Contractor LAN;

(b)                   ensure all connections to the Company network are done on isolated lines on which Internet access is not allowed

(c)                    control and audit physical access to any GDC building as well as to the wiring closets of any GDC building;

(d)                   ensure data encryption is performed in conformance with applicable laws and GE’s Data Classification Guidelines (part of GE’ Security Guidelines);

(e)                    orient every Worker on the Company security requirements before they are assigned to work on a Company Task Order (or) provided access to company’s resources;

(f)                      ensure that any exceptions around usage of USB drives (USB drives are not approved for data storage/transfer within GDC/Company sites) are approved by the appropriate authorized official (the Security Leader associated with the Entity) along with a clear business case explaining the need;

(g)                   ensure the security of Company Data that exists in any form, whether electronic (access controls, safeboot encryption for mobile devices) or printed (lock & key). The Company may set guidelines from time to time for ensuring that Company data is secure;

(h)                   Implement application security as per GE guidelines and monitor/test adherence to the same as a part of its delivery on every Task Order;

(i)                       Implement data classification as per GE guidelines and monitor/test adherence to the same as a part of the internal audits;

(j)                       Ensure that backup and archival of Company data (inclusive of deliverables) is as per business-specific requirements; control and audit compliance to backup and archival as per requirements and classification guidelines;

(k)                    Implement adequate controls to ensure that no resources (inclusive of data storage devices, backup devices, network devices, servers, printers and the like) allocated on the Company engagement are shared on assignments/engagements that are not specific to the Company;

(l)                       Ensure that Network scans are carried out every week; reduce the patching cycle time to 7 calendar days;

(m)                 ensure that any and all equipment installed by the Contractor with the agreement of the Company adheres to the Company’s standards; ensure monthly review and compliance to Company-wide end point and network security program (emergency patches, monthly security metrics, security initiatives such as disk encryption, personal firewall and antivirus);

(n)                   Adhere to the GDC Security Guidelines maintained by the Company, a copy of which will be made available to the Contractor and updated by the Company from time to time; and

(o)                   Implement, monitor and enforce prudent security measures and allow the Company to audit such security measures.

Upon advance written notice by the Company, the Contractor shall allow the Company to audit all security methods and measures undertaken by the Contractor during the regular working hours of the Contractor, with each party paying its own costs and expenses associated with the audit. All such methods and measures are subject to the approval of the Company. The Contractor shall be responsible for ensuring consistency of its security operations, proactive monitoring and mitigation of all vulnerabilities across all its GDC Sites.

BCP/DRP

4.24             The Contractor shall have an actionable Business Continuity Plan (“BCP”) and Disaster Recovery Plan (“DRP”) in place for each GDC location, and the Contractor shall ensure that such plans are in compliance with the BCP and DRP Requirements stated in the GE GDC Guidelines. The Contractor shall designate a Crisis Management Leader (as defined in Company’s standards on BCP and DRP) and also ensure that BCPs and DRPs are updated at least monthly. The Contractor shall also ensure that the BCPs and DRPs are tested for completeness, applicability and robustness once every quarter (at a minimum) or as specified in the Task Order. If (i) Contractor is in full compliance with this Section 4.24; (ii) an act or event beyond the reasonable control of and not the fault of Contractor nevertheless prevents Contractor from performing its obligations under this Agreement,; and (iii) Contractor within ten (10) business days after becoming aware of the occurrence of such event, gives Company written notice describing the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of Contractor’s obligations, and thereafter continues to furnish timely regular reports with respect thereto during the continuation of the event and the effects thereof; then Contractor’s performance of obligations affected by the event are suspended, provided that such suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the event.

4.25              The Contractor shall ensure that periodic backup of all data related to conduct of work under this Agreement are maintained to enable business continuity and disaster recovery. Data retention beyond the duration of the engagement must be in compliance with Company procedure (12 months) unless otherwise stated explicitly in a Task Order. Such backup data shall be taken and stored securely with the required data classification and access control norms established in collaboration with the appropriate authorized personnel from the Entity responsible for the Task Order. In case of Termination of Engagements, the backup data thus stored securely must be delivered to the Company.

4.26              In addition to the site specific BCP and DRP, the Contractor shall also undertake responsibility for defining (in collaboration with Company) and maintaining application / project / resource level continuity and recovery plans based on task-order specific requirements. The Contractor shall be responsible to ensure that the scope and level of continuity and recovery applicable to each Task Order is well defined. As in the case of the Site BCP/DRP, the Contractor shall be responsible for maintaining the current applicability of the plan and testing the completeness, robustness and applicability/viability of the plans for 100% of the critical work executed from the GDC location. Specific Task Orders may also require the Contractors to focus on resource level backup plans to mitigate resource contingency scenarios.

The Contractor will ensure that the BCP/DRP and test results (location-specific and application-specific) are available for verification and audit by the Company. The Contractor further undertakes responsibility for orienting all its Workers (100% Coverage) on the BC/DR procedures to be followed in the case of a crisis.

5                            OTHER CONTRACTOR RESPONSIBILITIES

Use of Subcontractors

5.1                    In all cases, the Contractor will explicitly declare and seek approval from the Company for use of subcontractors, including Subcontractors that are controlled subsidiaries of the Contractor.

5.2                    The Contractor will ensure that any Workers who are employees or agents of Subcontractors and Contractor Affiliates are bound by all terms and conditions of this Agreement, including, without limitation, those contained in Sections 3.16, 8 and 11. The Contractor holds the Company free of liability arising out of the Contractor’s relationship with Subcontractors or Subcontractor Workers.

5.3                    The Contractor shall ensure that no work on the Task Order will be executed in any Sub-Contractor’s or Contractor Affiliates facility unless such work is explicitly approved in the Task Order.

5.4                    The Contractor shall ensure that no Company asset shall be moved to any Sub-Contractor and Contractor Affiliate facility unless such move or transfer is explicitly approved in the Task Order.

Contractor’s quality certification

5.5                    The Contractor shall produce all Deliverables in strict accordance with this Agreement and any Task Order. All Deliverables shall be produced promptly, with a high degree of care, skill, diligence, professional knowledge, judgment, and expertise according to sound work practices and professional and international industry standards, in a well-managed, organized, responsive, workmanlike and efficient manner and to the satisfaction of the Company. All Deliverables provided by the Contractor shall be subject to the acceptance test / approval of the Company.

5.6                    The Contractor is responsible for ensuring that its Workers are fully trained in Industry Quality Practices and are aware of the Contractor’s implementation of the same. The Company shall assess the Contractor’s Quality Level based on the quality of the Workers, Deliverables and the maturity of the process used by the Contractor to provide Services and Deliverables to the Company.

5.7                    The Contractor undertakes to integrate its Lean Six Sigma practices into its core delivery and support processes so as to provide the Company with measurable productivity in performance of work in connection with this Agreement. The Company may choose to specify requirements around Green-Belt/Black-Belt certification as a part of a Task Order.

5.8                    The Contractor shall be responsible for imposing applicable quality assurance requirements on Subcontractors.

Performance measures

5.9                    The Contractor acknowledges and agrees that its compliance with the terms and conditions of this Agreement is critical to the Company and the Contractor undertakes, as the Company may request from time to time, to provide in a timely and consistent manner to the Company the following:

(a)                    Accurate data and metrics regarding the Contractor’s performance around its Workers (on Time and Materials Task Orders and other engagements where explicitly required by the business) - including (but not limited to) Billable Headcount, non- billable Headcount, Relevant work experience Data, Rotation Plans, Training Plans, Unplanned Attrition;

(b)                   Accurate data and metrics regarding Contractor’s performance on Project Engagements - including (but not limited to) Effort Estimates, Actual efforts being expended, project risk mitigations, productivity planned vs actual, quality, delivery timelines (planned vs actual), defects prevented, requirements met;

(c)                    Accurate data and metrics related to Contractor’s performance on Operational aspects of the engagement - including but not limited to Company Customer Satisfaction scores. Security Metrics, Network Performance & Availability, BCP/DRP Performance, Background Checks, Co-employment Risks, Company-provided Asset Management, Audit Performance and any other compliance requirements that may be included by the Company;

(d)                   Data related to financial performance of Contractor;

(e)                    Data/measures from internal (to Contractor) Audit Reports, external Customer satisfaction surveys carried out by the Contractor and any other such measures that may be identified by the Company from time to time; and

(f)                      any other data or metrics that may be required by the Company.

The Company may specify common set of metrics and a minimum target level for each of the metrics. Businesses may choose to monitor additional metrics and/or ay change the minimum targets around the metrics specified by the Company. The Contractor would be monitored for compliance on timelines, completeness and accuracy of the reporting, which could be carried out either manually or through digitization or, a combination of these efforts.

Digitization

5.10              The Contractor undertakes to provide such data and metrics through the use of automated tools and technology that the Company may require to be used, presenting such data in a style, format, manner or frequency as desired by the Company. Wherever the Company mandates the use of digitized tools for managing the GDC Program, the Contractor shall consider the same and after mutual agreement commits to purchase and use such tools at the Contractor’s expense. In order to encourage use of tools, wherever possible in its discretion, the Company will support and facilitate the purchase and development of such tools.

Leverage

5.11              The Contractor will support in good faith the Company’s initiative to increase the ratio of work executed out of GDC location at Low Cost Countries. Unless otherwise agreed in a Task Order, at least 85% of all effort provided on a Task Order shall be executed from the GDC Location at Low Cost Country.

Labor permits and licenses

5.12              The Contractor acknowledges and agrees that it is solely responsible for procuring and keeping effective all necessary permits and licenses required in connection with the Contractor’s performance of this Agreement and any Task Orders, including, without limitation, processing and procuring all necessary visas and passport documents for its Workers in advance of their assignment in connection with a Task Order. The Contractor will obtain all such permits, licenses and visas in a timely manner so as to avoid any undue delay.

Compliance with Laws

5.13              The Contractor undertakes to obey and abide by all applicable laws, regulations, ordinances and other rules of the United States of America and any other country and jurisdiction where work may be performed in connection with this Agreement or any Task Order (including respective states, territories or subdivisions thereof or any other duly constituted public authority in any such jurisdiction). Without limiting the generality of the foregoing, the Contractor warrants that Contractor and any subcontractor that it uses will:

i.                             use no labor that violates any applicable minimum working age, conditions, wage or overtime law in the performance of this Agreement or any Task Order;

ii.                          use no prison, forced or indentured labor or labor subject to any force or coercion;

iii.                       comply with the tax and immigration laws of all jurisdictions in which its employees perform work under this Agreement or any Task Order issued pursuant to the terms of this Agreement;

iv.                      comply with all personal data protection laws of all countries where Task Orders relating to this Agreement are performed;

v.                         comply with all laws, rules or regulations, or any Company policies of which Contractor has notice, prohibiting or restricting the offering or acceptance of unlawful inducements in connection with this Agreement and/or any Task Order; and, without limiting the foregoing, will not offer gifts, bribes, kickbacks, free travel or other cash or non-cash incentives to Company employees;

vi.                      comply with all applicable environmental protection, health and safety laws and regulations and any additional requirements of the Company; and

vii.                   comply with all applicable employment laws of all countries where Task Orders relating to this Agreement are performed.

5.14              Contractor will ensure that Onshore Workers are provided with adequate living resources that are based upon reasonable local community standards. Contractor’s contractual agreements with Onshore Workers restricting activities of such Workers must be reasonably related to legitimate purposes, such as the assurance of compliance with visa requirements, and shall not be excessive in nature.

If the Company determines, in its sole discretion, that the Contractor has not complied with this Section 5.14 in any material respect, then the Company may immediately terminate this Agreement in which event the Company shall have no liability whatsoever to pay compensation to the Contractor excluding for work already satisfactorily performed. The Contractor undertakes to provide all data, documents and reports as required by the Company from time to time, as evidence of compliance with this Section. The Contractor agrees to employ robust processes to ensure compliance with the provisions of this Section.

5.15              At Customer’s request, Contractor will provide satisfactory SAS 70 (type I and II) reports and evidence of compliance with ISO 17799.

5.16              The Contractor represents and warrants that it is familiar with:

(a)                    the laws of the United States of America;

(b)                   the laws of all other countries and jurisdictions where Task Orders are performed; and

(c)                    all other applicable laws

relating to international transactions, including but not limited to such countries and jurisdictions’ export control laws and regulations, and that no such transaction involving the technology or software the Contractor receives from the Company will be undertaken without the required authority of the US Government and governments of the countries and jurisdictions where (i) Task Orders are performed, and (ii) data, Services or items incorporated or utilized in Task Orders originated.

Company Policies

5.17              The Contractor shall conform, when applicable, to the Company’s standards and policies in handling Employment Data, as defined and reflected in the Company’s Employment Data Protection Standards in the performance of work under this Agreement and any Task Order issued pursuant to this Agreement. The Company will provide the Contractor with copies of such policies, and reserves the right to amend and modify the standards at its sole discretion.

5.18              Contractor acknowledges that it has received a copy of and shall use its best efforts to comply with the Company’s policies contained in the document “The Spirit and the Letter: Sharing a Commitment to Integrity.”

5.19              The Contractor undertakes responsibility for reporting/escalation of “COMPLIANCE CONCERNS” to the appropriate Company Ombudsperson.

Material Non-Public Information

5.20              In connection with its work for the Company, the Contractor, Subcontractors and/or Workers may be exposed to material non-public information (“MNPI”). Contractor acknowledges and understands that improper use of MNPI may be a violation of law, including the laws concerning insider trading, and may subject it and its employees to prosecution, civil liability, fines and criminal penalties. If the performance of any Task Order requires or permits Contractor or Workers to have access to MNPI, Contractor agrees to abide by the requirements of the Company Affiliate issuing such Task Order for the prevention of illegal or inappropriate disclosure of, or trading on, such MNPI. Preventive measures may include training for Contractor and Workers, restrictions on trading in certain securities by Contractor and Workers, or both. Any such requirements shall be set out in the relevant Task Order.

Disclosure

5.21              As long as disclosure will not cause Contractor to violate any Securities and Exchange Commission rules or regulations, or similar applicable laws, the Contractor shall notify Company of any-anticipated or actual change in its ownership or financial status during the Agreement Duration. Such changes include but are not limited to public listing, changes in the constitution of the Controlling Board, mergers and acquisitions, upgrading or downgrading of financial ratings such as S&P and CRISIL The Contractor shall not enter into merger and acquisition negotiations with any known competitors of the Company or its affiliates, without the prior notification to an authorized representative of the Company.

Company Knowledge

5.22              The Contractor shall be responsible to ensure that Company specific project/application data/documentation/details are stored in the Company Knowledge Management repository, or where such a repository is unavailable, in the GE GDC Knowledge Management Portal; the same shall not be transferred to the Contractor’s Knowledge Repository without prior approval from the appropriate Company official.

5.23              If the Company terminates a Task Order pursuant to Section 12.4 of this Agreement, the Contractor will complete the necessary knowledge transfers to the Company or to a party designated by the Company. Such a knowledge transfer shall be executed as per the terms of this Agreement at costs negotiated with the Company and shall be deemed ‘complete’ once the transition has been signed-off by the appropriate Company authority.

Nothing contained in this section shall reduce the Contractor’s obligations under this Agreement.

6         AUDIT RIGHTS

6.1                    To assess Contractor’s work quality, conformance with applicable specifications, and compliance with the terms and conditions of this Agreement or any Task Order for the period of Agreement Duration, and for two years following its termination, Contractor shall, upon reasonable notice, provide Company and its designated representatives, and shall obtain a similar right from permitted Subcontractors, with reasonable access to (a) all locations where work is performed in connection with the goods or Services that are subject to this Agreement or any Task Order, and (b) Contractor’s books and records relating to this Agreement or any Task Order, wherever such records may be located.

Audits shall be performed during the regular working hours of the Contractor after providing the Contractor with advance written notice, with each party paying its own costs and expenses associated with the audit by the Company, is required. All audit findings shall be treated as Confidential Information of the Contractor, and shall not be disclosed except where required for compliance with a legal obligation or where, at Company’s sole discretion, it is necessary or advisable to disclose to an appropriate governmental authority with jurisdiction over an actual or potential violation of law.

7         OTHER COMPANY RESPONSIBILITIES

The Company will:

7.1                    Provide consistency between overall strategy and the plans and operational requirements associated with the projects entered into with the Contractor.

7.2                    Work with the Contractor to ensure that operational requirements are consistent with the Contractor’s capabilities and resources.

7.3                    Cooperate with the Contractor to perform Services and create an environment where success can be achieved. Support training the Contractor team in the Company technical areas, standards and processes.

7.4                    Ensure appropriate facilities and infrastructure at the Company sites to support the Contractor’s Company on-site personnel, consistent with and subject to Sections 3.17,4.0, 5.21,8,11 and all other provisions of this Agreement.

7.5                    Where appropriate, provide the Contractor with access to the Company’s host environments to support projects, including providing access to Company’s environment/equipment required for training, consistent with and subject to Sections 3.17,4.0,5.21,8,11 and all other provisions of this Agreement.

7.6                    Where appropriate, consider opportunities to sub-license, or loan, for the term of this Agreement at no cost to the Contractor any hardware, software, case tools etc. that the Company uses to enhance productivity (to the extent permitted by the relevant product licenses) so as to assist usage of common “best practices” in the development of personnel of the Company and the Contractor, consistent with and subject to Sections 3.16,4.0.5.21,8,11 and all other provisions of this Agreement.

7.7                    Where appropriate, make available staff resources, with specific identified expertise as needed, and on a timely basis, to support the Contractor.

7.8                    Specify performance responsibilities of the Company, which are not part of the Contractor’s Services.

7.9                    Deliver necessary data, forms and documents to support work under this Agreement, consistent with and subject to Sections 3.16,4.0,5.21,8,11 and all other provisions of this Agreement.

7.10              Define acceptance criteria, test and certify work under Task Orders for acceptance.

7.11              Facilitate, cooperate and support the Contractor as may be reasonable, including conducting, reviews audits and meetings.

7.12              Procure such software and licenses and keep current the same, which are agreed under a Task Order to be provided by the Company.

8         INTELLECTUAL PROPERTY

8.1                    For the purposes of this Agreement, “Intellectual Property” shall be defined as any and all Deliverables, work product or results of Services and inventions, innovations, discoveries, designs, plans, models, prototypes, computer programs (including source and object code and documentation), know-how, techniques and specifications (whether patentable or not or copyrightable or not and whether made solely by Contractor or jointly with others) that are conceived, created, developed or discovered directly or indirectly as part of or in connection with any work performed pursuant to this Agreement or any Task Order, whether or not the Intellectual Property is complete or incomplete, and any and all intellectual property rights associated with any of the foregoing. In consideration of the confidential relations contemplated between the Contractor and the Company and the mutual agreements exchanged and monies paid or to be paid as set forth in this Agreement the Contractor hereby agrees and represents that:

(a)                    Except for the Contractor’s Materials (as defined below), it is the intention of the parties that the Company be the exclusive owner of all Deliverables and other Intellectual Property, and, in that regard, the Contractor agrees to take, and to cause all Workers and Subcontractors to take, any and alls steps and execute and deliver any and all assignments and other documents as are necessary or appropriate to secure in the Company the exclusive ownership of all Deliverables and other Intellectual Property.

(b)                   The Contractor will cause Subcontractors and Workers to sign a Secrecy and Inventions Agreement using the form specified by the Company in the GDC Security Guidelines, attached as Addendum C to this Agreement, which form may be updated by the Company from time to time. Upon the earlier of Company’s request, with reasonable notice, or at the time the first Deliverable is due under a Task Order, Contractor will present to Company signed Secrecy and Inventions Agreements from all Subcontractors and Workers providing or to be providing Services under the Task Order.

(c)                    The Contractor shall promptly notify the Company in writing upon the identification by the Contractor of any Intellectual Property (unless the notification regarding such

Intellectual Property has already been provided in fulfillment of an obligation under a Task Order); provided, however, that such Intellectual Property, whether identified or not, is intended by the parties to be the sole and exclusive property of the Company, and upon identification, whether during or subsequent to the term of this Agreement, the Contractor agrees to take, and to cause all Workers Subcontractors to take, any and all steps and to execute and deliver any and all assignments and other documents as are necessary or appropriate to secure in the Company the exclusive ownership of all such Intellectual Property. The Contractor shall, and shall cause Subcontractors and Workers to, make, obtain, and preserve adequate and current written records of, and otherwise document all Intellectual Property in the form of notes, sketches, drawings, flow charts, or reports relating thereto, which records shall be deemed to be owned by the Company at all times and made available to the Company upon the sooner of the request of the Company or the termination or expiration of the Task Order to which the materials relate.

(d)                   To the extent any Deliverable or other Intellectual Property is copyrightable material, the parties agree that such Deliverable or other Intellectual Property shall be deemed to be and shall be treated as if it were works made for hire under the U.S. Copyright Act and shall belong exclusively to the Company. If by operation of law any such copyrightable material is deemed not to be a work made for hire under the U.S. Copyright Act, then Contractor hereby agrees to assign, and to cause its Subcontractors and Workers to assign, to Company the ownership of and copyright in such materials. The Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available for such Intellectual Property.

(e)                    The Contractor agrees to waive and to cause Workers and Subcontractors to waive, any “artist’s rights”, “moral rights”, or other similar rights, however denominated, that the Contractor, a Subcontractor or a Worker might otherwise have in any copyrightable materials developed during the term of this Agreement. To the extent the Contractor, a Subcontractor or a Worker cannot effectively waive such rights, the Contractor agrees not to enforce and to cause its Worker and Subcontractor not to enforce such rights against the Company or any purchaser or licensee of such materials from the Company.

(f)                      The Contractor agrees to assign, and shall cause Workers and Subcontractors to assign to the Company, pursuant to the form of Assignment attached as Addendum C-l to this Agreement (the “Post Development Assignment”), all rights, if any, that any of them may have in any Deliverable or other item of Intellectual Property. The Contractor shall deliver executed copies of the Post Development Assignment as required by this Section 8.1(f) upon the earlier of the Company’s request or at the completion of the Task Order to which the Deliverable or other Intellectual Property relates.

(g)                   The Contractor shall unconditionally co-operate with and assist the Company and its nominees in every proper way during and subsequent to the term of this Agreement, at the Company’s expense, to perfect the Company’s (or its nominee’s) rights and title to all Deliverables and to all other Intellectual Property (by executing or causing to be executed such instruments of assignment, affidavits, declarations or other documentation as the Company may reasonably require), and to obtain and / or secure and to maintain for the Company’s (or its nominee’s) benefit patents, copyrights, and / or trade secret protection for such Deliverables or other Intellectual Property, in any and all countries of the world. If the Contractor fails to take any action required of it under this Agreement, the Company may execute any such instruments of assignment or other documentation as the Contractor’s attorney-in-fact, which appointment is hereby agreed to be irrevocable and coupled with an interest.

(h)                   None of the Contractor, Subcontractor, nor any Worker shall use any legends or author names on or in connection with any intellectual Property unless the Contractor obtains the prior written consent of the Company.

(i)                       The Contractor shall not (and shall cause any Subcontractor or Worker to not) take any action or assert any claim during or subsequent to the term of this Agreement, based on intellectual property rights now held or hereafter acquired by the Contractor, Subcontractor or Worker, which action or claim would impair or restrict the freedom of the Company, its subsidiaries or affiliates, or their respective vendors, customers, assignees or licensee to make any use of, or to sell, license or otherwise exploit in any manner, any Deliverable or other item of Intellectual Property or to develop derivatives or improvements with respect to such Deliverable or other item of Intellectual Property.

8.2                    The Contractor may not transfer from one Company Affiliate to another or expand the use of any software application of a Company Affiliate to another Company Affiliate without the written approval of the Company Affiliate that provided the software application to the Contractor.

8.3                    The parties acknowledge that in providing Services or in producing any Deliverable under any Task Order, the Contractor may utilize pre-existing proprietary methodologies, tools, software and know-how developed by or owned by the Contractor (“Contractor Materials”). During the course of the project, Contractor may modify or improve the Contractor Materials, all of which modifications or improvements will be owned by Contractor. Notwithstanding anything to the contrary contained in this Agreement, the assignments and requirements for assignments in connection with Intellectual Property or any other Deliverables, including as set forth in Section 8.1 above shall not apply to any Contractor Material or improvements, enhancements and derivative works of Contractor Material. Nothing contained in this Agreement shall be construed to prevent Contractor from using any such Contractor Material for the benefit of Contractor, its affiliates or any other parties. To the extent any Contractor Materials are incorporated into or furnished with a Deliverable (or will be incorporated into or furnished with a Deliverable), the Contractor shall notify the Company sufficiently in advance of incorporating or furnishing such Contractor Materials in relation to a Deliverable to allow the Company the opportunity to object to such use of the Contractor Materials. In each case when Contractor’s Materials are incorporated or furnished as necessary for use in connection with a Deliverable, the Contractor hereby grants, and shall grant to Company a perpetual, worldwide, royalty-free, irrevocable and non-exclusive license to (i) use, execute, reproduce, display, perform, distribute, modify and prepare derivative works of, transfer, license to third parties and otherwise fully exploit the Contractor Materials as a part of the Deliverable into which such Contractor Materials were incorporated or with respect to which such Contractor Materials were furnished, and (ii) authorize or sublicense third parties to do any of the above. The foregoing shall not in any way diminish the Contractor’s rights to use or commercialize the Contractor Materials in connection with any future projects or services. Unless otherwise agreed, nothing in this Section 8.3 shall obligate Contractor to provide to Company any support or maintenance with respect to any Contractor Materials beyond the limits of the applicable warranty period for the related Deliverable unless otherwise specifically agreed.

Contractor and Company shall each be entitled to use the general knowledge and experience gained and retained in the unaided human memory of its personnel in the performance of this Agreement and any Task Orders hereunder provided that this clause shall not relieve either party of its confidentiality obligations with respect to the proprietary and confidential information or material of the other party.

8.4                    The Contractor agrees to obtain (a) an agreement in writing from each of its Subcontractors containing all commitments required by this Section 8, and (b) signed Secrecy and Inventions Agreements and Post Development Assignments from all Workers, for the benefit of the Company, its subsidiaries and affiliates and their respective licensees and assignees.

Use of Third Party Copyrighted Material and Intellectual Property

8.5                    (a)  The Contractor warrants and represents that no Deliverable or other item of Intellectual Property shall contain or use any article, equipment, material, invention, mark, name, diagram, drawing, design, apparatus, process, or work of authorship (including computer programs and documentation), or any other component that is subject to a patent, copyright, trademark, proprietary interest, or other intellectual property of a Third Party (“Third Party IP”) unless Contractor:

i.                             Notifies the Company sufficiently in advance of any use of such Third Party IP in connection with a Deliverable so that the Company may object to such use if it so desires;

ii.                          has acquired a perpetual, worldwide and irrevocable license to use, execute, reproduce, display, perform, distribute, modify and prepare derivative works of, transfer, license to third parties and otherwise fully exploit the Third Party IP as a part of the Deliverable, and further has the right to license or assign such rights to the Company with no restrictions on sublicensing or assignment by the Company;

iii.                       agrees to license or assign its license to such rights to the Company, and executes and delivers such license or assignment to the Company; and

iv.                      represents that the Company’s use or exploitation of the Deliverable is in no way limited by the incorporation or use of such Third Party IP in connection with such Deliverable.

(b)        The defined term “Third Party IP” shall not include any software or source or object code that is “open source” including but not limited to software or source or object code that is subject to the GNU General Public License, the BSD license or other similar “public”, “open” or “free” software license (“Open Source IP”). No Open Source IP shall be used as a component of or in relation to any Deliverable without the prior written instruction of the Company specifically directing that such Open Source IP be used.

(c)         The Contractor represents and warrants that no Deliverable or component thereof nor the use of any Deliverable by the Company as contemplated in this Agreement or any applicable Task Order will infringe upon any patent, copyright, trade secret or other intellectual property right of any third party.

(d)        For the purposes of this Section 8.5, the term Third Party IP shall include Deliverables or other items of Intellectual Property developed for and owned by the Company that the Contractor seeks to incorporate into the Services or Deliverables of a Company Affiliate. Where such Company-owned Third Party IP is to be used in the Services or Deliverables, the Contractor shall adhere to the terms of this Section 8.5.

9         WARRANTIES

9.1                    The Contractor represents, warrants and covenants that:

(a)                    Any and all Deliverables shall at the time of delivery and acceptance conform to the applicable specifications; shall be free from any error, malfunction, or defect; shall be fit for any particular purpose for which the Deliverable is developed and of which the Company advises the Contractor; and, if intended to serve as one or more components of an associated system, program, device, network or data, such Deliverable shall comply with the warranties and other requirements of this Agreement (including, without limitation, this Section 9.1(a)) when integrated or used with such associated system, program, device, network or data, which it shall not adversely impact.

(b)                   Other than any disabling code or lock required as part of the specifications, no security device, program routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, digital rights management tool (including without limitation so-called DRM root kits), malicious logic, worm, Trojan horse, trap door, or other routine, device, code or instructions with similar effect or intent, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, shutting down, or otherwise harming any software, computer, network, Deliverable, data or other electronically stored information, or computer programs or systems (collectively, “Harmful Procedures”) is or shall be incorporated into any Deliverable or otherwise introduced by or through the Contractor into any Company software, computer, network, data or other electronically stored information or computer program or system (any of them, a “Harmful Event”). Such representation and warranty does not apply if such Harmful Procedures or Harmful Events are authorized by the Company in writing by its CIO to be included in the Deliverable.

Without limiting any other of the Company’s remedies, the Contractor agrees to notify the Company immediately upon discovery of any Harmful Procedure or Harmful Event that has occurred or is reasonably suspected, and, after consultation with the Company, the Contractor agrees to take action immediately, at its own expense, to identify and eradicate (or to equip the Company to identify and eradicate) such Harmful Procedures and carry out any recovery necessary to remedy any impact of any Harmful Procedures. The Contractor hereby expressly waives and disclaims any right or remedy it may have at law or in equity to, and agrees that in any event it shall not, de-install, disable or repossess any Deliverable by means of any Harmful Procedure for any reason including, without limitation, in the event the Company fails to perform any of its obligations under this or any other Agreement.

(c)                    No Contractor proprietary materials will be included with any of the Deliverables, except to the extent provided in Section 8 of this Agreement.

(d)                   The Company shall have good title to all Deliverables and other Intellectual Property free of the claim of any third person, including, without limitation, by way of infringement or misappropriation. No person holds a claim to or interest in any Deliverables that could interfere with the Company’s use or enjoyment of its title to and interest in any Deliverables.

The Contractor’s performance under any and all Task Orders shall be deemed to constitute a confirmation that each of the above representations, warranties and covenants is true and correct in all material respects.

9.2                    The Contractor will provide warranty support at no cost to the Company for a period of ninety days from acceptance of the Deliverable. However, if a specific warranty period is mentioned in any Task Order, that period will be the applicable warranty period.

9.3                    Warranty work will be performed, on mutual agreement, either on site or off site, depending on the nature of the work being conducted. Contractor’s obligations under this Section 9.3 may be waived only by written instruction of the Company.

9.4                    The Contractor’s liability for breach of or failure to conform to the warranty contained in Section 9.1(a) is limited to the remedies below, which are cumulative and are at the Company’s option:

(i)                       If such breach or failure occurs within the warranty period, and the Company notifies the Contractor of such defect or failure to conform, the Contractor shall, at the Company’s option, either promptly correct any nonconformity or defect, or promptly replace the defective item with an item free from defect or nonconformity, in each case at the Contractor’s expense. As appropriate, defect and non-conformity may be further defined in specific Task Orders.

(ii)                    if in Company’s judgment the Contractor may be unable to provide the Company with conforming and non-defective Deliverables within a time period suitable to the Company, then, upon notice from the Company, the Contractor will pay to the Company whichever is greater (1) all amounts paid or payable with respect to such Deliverables, or (2) the cost of repairing or replacing (at the Company’s option) such Deliverables and Services.

(iii)                 Contractor shall pay to Company the Company’s direct damages resulting from the breach of section 9.1(a) to the extent not otherwise compensated or mitigated in paragraphs (i) and (ii) of this Section 9.4, not to exceed two times (A) the total amount paid or payable under a Fixed Price Task Order or (B) the fees paid or payable in the previous twelve months under a Time and Materials Task Order.

The warranty provided in Section 9.1(a) of this Agreement shall not apply to the extent, but only to the extent, that the Contractor’s breach of Section 9.1(a) is due to:

(a)                    use by the Company of a superseded or altered release of some or all of the Deliverable where the Contractor has notified the Company in writing that the Deliverable contains infringement issues and that such infringement issues would be avoided by the Company using the current or modified release of the Deliverable to the extent that the alleged infringement results from such use or features;

(b)                   the combination, operation, or use of some or all of the Deliverables or any modification thereof furnished under this Agreement with information, software, specifications, instructions, data, or materials not approved by Contractor in writing or contemplated and/or authorized by relevant specifications, Task Orders, or documentation;

(c)                    the Deliverables having been tampered with, altered or modified by the Company or anybody on its behalf without the permission or authorization of Contractor or as contemplated and/or authorized by relevant specifications, Task Orders, or documentation; or

(d)                   use of the Deliverables otherwise than in accordance with the relevant documentation and otherwise than for the purposes for which they have been developed or supplied, or as contemplated and/or authorized by relevant specifications, Task Orders, or documentation.

The warranties expressly and specifically provided in this Agreement by the Contractor are in lieu of warranty of merchantability and/or warranty of fitness for intended purpose.

9.5                    Contractor shall be liable for any and all damages caused by breach of the warranties contained in Sections 9.1(b), (c) and (d). Contractor shall not be liable for exemplary, punitive, consequential, indirect or incidental damages arising out of or in connection with any breach of Section 9.1(a) of this Agreement. This exclusion shall apply only to damages resulting solely from the Contractor’s breach of Section 9.1(a) and not to damages resulting from any other breach by the Contractor.

10       INDEMNITY AND INSURANCE

Work on Premises

10.1              Workers who work on the premises of the Company or a customer of the Company will comply with all applicable site rules and regulations, and the Contractor will take all necessary precautions to prevent injury to persons or property during the performance of Services and work under this Agreement. The Contractor specifically and expressly agrees to defend, indemnify and hold harmless and reimburse, at its own expense, the Company, its directors, officers, employees, agents representatives, successors and assigns (each an “Indemnified Party”) against any and all loss, damage, suits, liability, claims, demands, costs, judgments, fines, penalties, expenses, and attorneys’ fees and disbursements (“Liabilities”) resulting from injury or harm to persons or property, including claims of the Contractor’s own Workers, arising out of or in any way related to the Contractor’s performance under this Agreement, and the Contractor shall indemnify, hold harmless, and reimburse the Company with respect to such Liabilities as such Liabilities are incurred. The Contractor’s activities shall be deemed to include those of its Workers, officers, agents and Subcontractors. In claims made by a Workers of the Contractor or a Subcontractor (or anyone directly or indirectly employed by Contractor or Subcontractor or for whose acts Contractor or Subcontractor may be liable) against any Indemnified Party under this section, the Contractor’s indemnification obligation shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for the Contractor or a Subcontractor under workers’ or workmen’s compensation acts, disability benefits acts, or other employee benefit acts. The purchase of insurance by the Contractor with respect to its performance hereunder shall in no event be construed as fulfillment or discharge of its indemnification obligations under this Agreement. None of the foregoing provisions shall deprive the Company of any action, right, or remedy otherwise available to it at law or in equity.

Intellectual Property Indemnification

10.2              (a) The Contractor shall indemnify and hold harmless and reimburse at its own expense Company against any and all Liabilities arising out of all claims, suits, or proceedings brought against or incurred by Company, its employees, directors and officers relating to any claim of infringement or other misappropriation of rights with respect to any Intellectual Property. The Contractor shall defend, at its sole expense, every such claim, suit or proceeding and the Contractor shall pay and reimburse the Company for all Liabilities awarded against or incurred by Company (as incurred) in every such claim, suit, or proceeding, provided that:

(i)                        the Company promptly notifies Contractor in writing of the claim; provided, however, that the failure of the Company to notify the Contractor promptly shall not relieve the Contractor from its obligations under this Section 10.2 except to the extent that the Contractor suffered some prejudice due to timing of such notice;

(ii)                     the Contractor has sole control of the defense and all related settlement negotiations subject to the limitations on settlement agreements stated in Section 10.3; and

(iii)                  the Company provides the Contractor with the assistance, information, and authority reasonably necessary to defend the claim.

(b)                   Contractor shall have no liability for any claim of infringement to the extent that it is based on:

(i)                        use by the Company of a superseded or altered release of some or all of the Deliverable where the Contractor has notified the Company in writing that the Deliverable contains infringement issues and that such infringement issues would be avoided by the Company using the current or modified release of the Deliverable to the extent that the alleged infringement results from such use or features;

(ii)                     the combination, operation, or use of some or all of the Deliverables or any modification thereof furnished under this Agreement with information, software, specifications, instructions, data, or materials not furnished or approved by Contractor or not contemplated by the relevant specifications, Task Order, or documentation, if the infringement would have been avoided by not combining, operating, or using the Deliverable or the modification thereof, with such material;

(iii)                  a Deliverable or the modification thereof based on material provided by the Company to the extent, but only to the extent, such claim of infringement is based on the material provided by the Company; or

(iv)                 the Company’s misuse of some or all of the Deliverables or any modification thereof or use of the Deliverables otherwise than for the purposes for which they have been developed or supplied, or as contemplated by the relevant specifications, Task Orders or documentation, to the extent that the alleged infringement results from such misuse.

(c)                    If the use of such Intellectual Property, or any part thereof, shall in any suit or proceeding be held to constitute an infringement and the use thereof be enjoined, and if the Contractor shall not be relieved from liability therefore under Section 10.2(b) then the Company shall have the option to cause the Contractor, at the Contractor’s sole expense, to remedy such infringement in one or more of the following ways, which are cumulative, in the Company’s option:

(i)                        modify the Deliverable so as to be non-infringing;

(ii)                     obtain for the Company a license to continue using the Deliverable; or

(iii)                  pay or credit to the Company the greater of all amounts paid or payable with respect to such Deliverables, or replacement costs for the Deliverables.

Any substituted non-infringing items shall be in quality and performance equal to or better than the items replaced.

General Indemnification

10.3              The Contractor shall defend, indemnify, release and hold harmless and reimburse each Indemnified Party, whether acting in the course of their employment or otherwise, against any and all Liabilities (as incurred) arising out of any and all suits, actions, or proceedings, at law or in equity, and from any and all claims, demands, losses, judgments, damages, costs, expenses (including attorneys’ fees and disbursements), or liabilities (including without limitation claims for personal injury or property damage, and breaches of Contractor’s obligations, representations, warranties, covenants and/or certifications set forth elsewhere in Sections 3.15, 3.16, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.23, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 8, 9.1(b) and 11 arising from any act or omission of the Contractor, its agents, Workers, or Subcontractors, or from any conditions of real or personal property of Contractor, except to the extent attributable to the sole and direct gross negligence of Company. An Indemnified Party shall have the right to participate in the selection of counsel reasonably satisfactory to such Indemnified Party. The Contractor shall not enter into any settlement agreement that contains any admission of liability on the part of the Company and/or any other Indemnified Party without having first received express written approval of such Indemnified Party.

Intellectual Property and General indemnification by the Company

10.4              (a) The Company shall indemnify, hold harmless and reimburse at its own expense the Contractor against any and all Liabilities arising out of all claims, suits, or proceedings brought by third parties against the Contractor, its affiliates, Subcontractors and their respective, officers, employees and contractors (“Contractor Indemnified Party”) (i) for any claim of infringement or other misappropriation of rights with respect to any materials provided by the Company for use by the Contractor after the effective date of this Agreement (“Company Materials”), (ii) resulting from any negligent or willful act of Company that causes injury to Workers of, or physical damage to property of, Contractor, and (iii) resulting from the use by third parties of any Deliverable when placed into “live” use by the Company. The Company shall defend, at its sole expense, every such claim, suit or proceeding, and the Company shall pay and reimburse the Contractor for all Liabilities awarded against or incurred by Contractor (as incurred) in every such claim, suit, or proceeding, provided that:

(i)                        the Contractor promptly notifies Company in writing of the claim; provided, however, that the failure of the Contractor to notify the Company promptly shall not relieve the Company from its obligations under this Section 10.4(a) except to the extent that the Company suffered prejudice due to timing of such notice;

(ii)                     the Company has sole control of the defense and all related settlement negotiations, provided however that the Company shall not enter into any settlement agreement that contains any admission of liability on the part of the Contractor without having first received express written approval of the Contractor to do so which approval shall not be withheld unreasonably;

(iii)                  the Contractor provides the Company with the assistance, information and authority reasonably necessary to defend the claim; and

(iv)                 the claim, suit, or proceeding does not result from the negligence or willful conduct of the Contractor, its agents, employees, representatives.

(b)                   The Company shall have no liability for any claim of infringement to the extent that any claim or Liability is based on:

(i)                        use by the Contractor of a superseded or altered version of some or all of the Company Materials containing infringement issues of which the Company has notified the Contractor in writing and that would have been avoided or significantly mitigated by the Contractor using the current or modified version of the same Company Materials that (A) was furnished under this Agreement by the Company promptly after its becoming aware of any issues with the Company Materials, and (B) would have cured or significantly mitigated the infringement to the extent that the infringement results from such use or features;

(ii)                     the combination, operation, or use of some or all of the Company Materials or any modification thereof furnished under this Agreement with information, software, specifications, instructions, data, or materials not furnished or approved by the Company or not contemplated by the relevant specifications, Task Orders, or documentation, if the infringement would have been avoided by not combining, operating, or using the Company Materials or the modification thereof, with such other materials; or

(iii)                  misuse of some or all of the Company Materials or any modification thereof (unless authorized in writing by the Company) or the use of Company Materials otherwise than for the purposes for which they were developed or supplied, or as contemplated by the relevant specifications, Task Orders or documentation.

Insurance

10.5              Without limiting its liability under this Agreement, the Contractor agrees to maintain the following insurance coverage and limits with respect to personnel located at and work performed at the Company’s locations:

(a)                     Workmen’s Compensation and Employer’s Liability-Statutory; Comprehensive General Liability including Personal Injury and Property Damage - $1,000,000 combined single limit per occurrence;

(b)                    Business Automobile Liability and Physical Damage - Bodily Injury / Property Damage combined limit $1,000,000 - or - the minimum prescribed by the Company’s Corporate Insurance Department per occurrence;

(c)                     Commercial General Liability Insurance, including Completed Operations and Product Liability (maintained in effect for a period of at least ten years after the date of final payment) and Contractual Liability and Independent Contractors Protective Liability, with at least a $1,000,000 minimum limit for Bodily Injury and Property Damage on an occurrence basis;

(d)                    Excess Liability Insurance, in the umbrella form and on an occurrence basis covering loss in excess of the limits of the other insurance policies required herein, with limits of at least $5,000,000 per occurrence;

(e)                     Professional Errors and omissions Liability Insurance, with at least $4,000,000 minimum limit per occurrence, for liability arising out of any negligent act, error, mistake or omission of Contractor or any Subcontractor performing Services pursuant to the terms of this Agreement.

Additional Named Insureds

10.6              Company, its officers, directors, agents and employees and Company’s parent company officers, directors, agents and employees shall be named as additional named insureds under the policies of insurance set forth in this Section 10.3 of this Agreement for any and all purposes arising out of or connected to the Services performed under this Agreement or any Task Order issued pursuant to this Agreement.

Contractor’s Insurance to be Primary

10.7              It is the intent of the parties to this Agreement that all insurance purchased by the Contractor in compliance with this Agreement, will be primary to any other insurance owned, secured, or in place by the Company. The Company’s insurance shall not be called upon by the Contractor’s insurer to contribute in any way. The Contractor shall secure endorsements to this effect from all insurers of such policies.

Verification of Coverage

10.8              At Company’s request, Contractor shall furnish Company with certificates of insurance and with original endorsements effecting coverage required by this Section 10. The certificates and endorsements shall identify Company, and others as set forth in this Agreement, as additional insureds and shall be signed by a person authorized by that insurer to bind coverage on its behalf. Company reserves the right to require complete, certified copies of all required insurance policies, at any time.

Policy Change or Termination

10.9              All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without thirty days prior written notice to Company.

Waiver of Right of Subrogation

10.10        To the extent permitted by its respective policies of insurance, Contractor hereby waives any right of recovery against Company for any loss or damage that is covered by any insurance policy maintained or required to be maintained with respect to the Services performed under this Agreement or any Task Order issued pursuant to this Agreement. Contractor shall, in addition to naming Company and Company’s parent company as an additional insured on all applicable policies, inform all its insurers of policies described in this Agreement herein about this waiver of subrogation, and shall secure from such insurers amendments, where necessary, to the policies recognizing and providing for such waiver.

Limitation on Liability

10.11        The Contractor’s liability for any claims under this Agreement, however, characterized, shall be limited to an amount equivalent to 2 times the fees billed under the Task Order from which the damages arose. This limit does not apply to any claims or breaches that arise or are alleged to arise under Section 8, 10, and/or 11, or claims for personal injury or death or damage to real estate or personal property for which the Contractor is or may be legally responsible. Further, this limit does not apply where the Company, its employees, directors or officers, incur a claim or liability by reason of any statutory or regulatory non-compliance by the Contractor.

11       CONFIDENTIALITY

11.1              For a period of seven years following the date of disclosure thereof to it, the Contractor will not disclose to any third party or itself use, except in the performance of this Agreement, any Confidential Information that may be made available to it in connection with its performance of this Agreement, except as may be specifically authorized in writing by a duly authorized representative of the Company. The term “Confidential Information” means and includes all information furnished or made available to the Contractor orally or in writing pursuant to this Agreement or in connection with a Task Order, without limitation, non-public Intellectual Property, Deliverables, ideas, concepts, procedures, agreements, notes, summaries, reports, analyses, compilations, studies, lists, charts, surveys and other materials, both written and oral, in whatever form maintained concerning the business of the Company and its customers and/or vendors. Confidential Information shall also include, without limitation, any reports, findings, conclusions, recommendations, or reporting data and analysis prepared by Contractor for Company in furtherance of this Agreement, except the following:

(a)                    information actually known to the Contractor prior to its disclosure by the Company under this Agreement; or

(b)                   information independently developed by any Worker who had no access to Company information disclosed or developed under this Agreement;

(c)                    information available to the general public or general industry knowledge at the time of its disclosure; or which thereafter becomes available to the public or becomes general industry knowledge, without a breach of this Agreement by the Contractor, Subcontractor or Workers; or

(d)                   information furnished to the Contractor by a third party without restriction on its further disclosure.

Notwithstanding the foregoing, the Contractor shall not disclose to any third party or itself use, except in the performance of this Agreement, any Confidential Information that is deemed a trade secret of the Company for as long as such Confidential Information remains a trade secret.

11.2              The Contractor agrees to use the same degree of care in protecting the Company’s Confidential Information that it uses to protect its own confidential information of a similar nature and value, but in no event less than a reasonable standard of care.

11.3              If the Company approves using a Subcontractor, Contractor may only reveal and share Confidential Information that must reasonably be disclosed by the Contractor to its Subcontractors as essential to their tender or performance of work; provided, however that the Contractor shall require such Subcontractors to use such information solely for the performance of work as Subcontractors for the Contractor hereunder and to maintain such information in confidence to the extent of the foregoing requirements of this Section 11.

11.4              If the Contractor is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, or in connection with a filing required by regulation) to use or disclose any Confidential Information, the Contractor shall notify the Company promptly in writing of each request so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, or both.

11.5              The Contractor acknowledges that money damages would not be a sufficient remedy for its breach of the obligations not to use or disclose Confidential Information in this Agreement. Accordingly, the Contractor agrees that, in the event of such breach or threatened breach, the Company will be entitled, in addition to any other remedies at law or in equity that it may have, to equitable relief, including injunctive relief or specific performance or both, without the requirement of posting a bond or other security.

11.6              The Contractor will promptly notify the Company of any unauthorized use or disclosure of Confidential Information of which it becomes aware and shall cooperate with and assist the Company in every reasonable way to stop or minimize such unauthorized use or disclosure.

11.7              Contractor hereby acknowledges that the Confidential Information of the Company is the property of the Company and, by entering into this Agreement, the Contractor will receive no proprietary, possessory or other right, title or interest in or license to such Company Confidential Information or the use thereof.

11.8              The Contractor shall promptly, upon the earlier of (a) termination or expiration of this Agreement or (b) request by Company, return to the Company all Confidential Information disclosed to Contractor or to which Contractor had access, including without limitation all copies of such Confidential Information provided.

11.9              The parties have no expectation that the Contractor will have any need to disclose its proprietary and confidential information to the Company. However, if in the performance of this Agreement or any Task Order placed hereunder, disclosure of the Contractor’s confidential or proprietary information is required, such information will be disclosed only in writing that has been duly marked as confidential and only after the Company has agreed in writing to accept disclosure of such information. The Company agrees to treat such information with the same degree of care in respect of use and disclosure that it uses with respect to its own similar confidential and proprietary information and shall not make available the same to any third party at any time nor make any copies or reproductions in excess of those required for business purposes at any time nor use the same, except as may be required for the reasons such information was originally disclosed. Contractor represents and warrants that the Contractor has the full and unrestricted right to disclose any information, knowledge or data it chooses to disclose to the Company, without incurring legal liability to others, and that, unless otherwise agreed, the Company shall have full and unrestricted right to use and publish the same as it may see fit.

11.10        In the conduct of work under this Agreement, the Contractor shall not use confidential or proprietary information of any third party and if such information is, or comes into the possession of the Contractor, during the term of this Agreement, the Contractor shall not communicate or otherwise disclose such confidential or proprietary information to the Company without a proper license from such third party.

11.11        Notwithstanding any contrary provision that may be contained herein, any Party to this Agreement (and each employee, representative, or other agent of any such Party) may disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that the foregoing shall not serve to authorize the disclosure of such information to the extent such information is subject to restrictions reasonably necessary to comply with applicable securities laws, and provided, further, that the foregoing shall not serve to authorize the disclosure of the identity of any party or any confidential business information of any party to the extent the disclosure of such identity or information is not related to the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement. Company and Contractor acknowledge that they have no knowledge or reason to know that such disclosure is otherwise limited.

11.12        The Parties’ obligations not to use or disclose Confidential Information pursuant to this Section shall survive for the period stated in Section 11.1; provided that Confidential Information deemed a trade secret shall not be used or disclosed by the Parties for as long as such information continues to be deemed a trade secret.

Personal Data Protection

11.13        (a) For the purposes of this Agreement and any Task Order, the following terms are defined as:

i.                             “Personal Data” is any information relating to an identified or identifiable natural person (“Data Subject”).

ii.                          “Company Personal Data” includes (i) Personal Data provided to Contractor by or on behalf of Company; (ii) Personal Data (from whatever source) being Processed by Contractor on behalf of Company; (iii) Personal Data (from whatever source) pertaining to Company personnel; and (iv) Personal Data created by Contractor based on data in section (i), (ii) or (iii) above.

iii.                       “Processing” of Personal Data shall mean and include any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

iv.                      “Affiliate,” where used in this Section 11.13, with respect to either party shall mean any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party.

(b)                   Contractor shall view and Process Company Personal Data only on a need-to-know basis and only to the extent necessary to perform this Agreement, any Task Order, or Company’s further written instructions.

(c)                    Contractor agrees not to disclose Company Personal Data to third parties without having first received express written approval from Company.

(d)                   Contractor shall implement technical and organizational measures to ensure the security and confidentiality of Company Personal Data to prevent, among other things: (i) accidental, unauthorized or unlawful destruction, alteration, modification or loss of Company Personal Data, (ii) accidental, unauthorized or unlawful disclosure or access to Company Personal Data, (iii) unlawful forms of Processing. The security measures taken shall be in compliance with applicable data protection regulations and shall be adapted to the risks presented by the Processing and the nature of the Company Personal Data to be Processed, having regard to the state of the art.

(e)                    Contractor shall notify Company as expeditiously as possible under the circumstances and without unreasonable delay of any Security Breach involving any Company Personal Data, where “Security Breach” is defined as any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of the data, including but not limited to any unauthorized access or use, or any broader circumstances as defined in any applicable local law. Contractor shall provide Company with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person, and any other information Company may request concerning such affected persons and the details of the breach, as soon as such information can be collected or otherwise becomes available. Contractor agrees to take action immediately, at its own expense, to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach, and to carry out any recovery or other action (e.g., mailing statutory notices) necessary to remedy the Security Breach. The content of any filings, communications, notices, press releases, or reports related to any Security Breach (“Notices”) must first be approved by Company prior to any publication or communication thereof to any third party. Contractor shall pay for or reimburse Company for all costs, losses and expenses relating to any Security Breach, including without limitation, the cost of Notices.

(f)                      Contractor shall implement all measures necessary to ensure compliance by its staff with the obligations relating to Company Personal Data, and shall require Workers, as a condition of having access to Company Personal Data, to sign confidentiality agreements in which they each agree individually to comply with the obligations of this Section 11.13 of this Agreement. Company may also require Workers, as a condition of participating in specific assignments, to sign individual confidentiality agreements that are tailored for specific assignments. Contractor shall comply with all applicable laws and regulations pertaining to Personal Data protection, and will process Employment Data consistent with the “GE Employment Data Protection Standards,” a copy of which will be provided to Contractor upon request. In particular, when Personal Data is collected by the Contractor from a Data Subject directly during the course of Contractor’s performance under this Agreement, Contractor shall: provide the Data Subject with the information required by applicable laws and regulations; permit access by the Data Subject to the Personal Data collected about him/her; and, when necessary, obtain the consent of Data Subjects. Contractor must, however, seek and obtain prior written approval from Company regarding the scope of Personal Data to be collected and the consent language to be used.

(g)                   Failure by the Contractor or permitted Subcontractor to comply with the obligations set forth in this Agreement relating to Personal Data is considered a material breach of this Agreement.

(h)                   Company reserves the right to conduct at any time, subject to a prior written notice, an on-site verification of Contractor’s compliance with obligations relating to Company Personal Data, even after the termination of this Agreement. Contractor shall provide access to all concerned facilities, equipment and records in order to conduct such verification.

(i)                       Upon termination of this Agreement, for whatever reason, Contractor shall stop all Processing of Company Personal Data and shall return to Company all Company Personal Data and any copies and reproductions of Company Personal Data, electronic or otherwise.

(j)                       These undertakings remain in force even after termination of this Agreement for whatever reason.

(k)                    Health Information & HIPAA: If Contractor will Process any Company Data that is “protected health information, including any medical, demographic, visual or descriptive information that can be used to identify a particular patient/individual” subject to the U.S. “Health Insurance Portability & Accountability Act of 1996” and regulations promulgated under that Act (collectively “HIPAA”), then Contractor shall enter into the subcontractor Business Associates Agreement (“BAA”).

(l)                       GLB: If Contractor will Process any Company Personal Data or other information of Company’s customers (“Customer Information”) that is subject to Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations promulgated under that Act (collectively “GLB”) or other federal, state, and local laws, rules, regulations, and ordinances governing the privacy and security of Customer Information (collectively “Customer Information Privacy Laws”), Contractor agrees to comply with GLB and other Customer Information Privacy Laws, and to protect and maintain the privacy of such Customer Information accordingly. Such compliance shall include, but not be limited to, Contractor (i) not disclosing any Customer Information to any third party except as expressly provided in this Agreement or otherwise directed or authorized in writing by Company; (ii) ensuring that its employees and subcontractors who obtain or have access to Customer Information comply at all times with the Customer Information Privacy Laws and the applicable provisions of this Agreement; and (iii) protecting and maintaining the security of all Customer Information in Contractor’s custody or under Contractor’s control. Contractor shall immediately report to Company any unauthorized disclosure or use of or any unauthorized access to any Customer Information in Contractor’s custody or under Contractor’s control.

(m)                 EU: If in the course of the parties’ performance of a Task Order issued pursuant to this Agreement, any Personal Data will be transferred from a member state of the European Union (“EU”) to a jurisdiction outside the EU that has not been declared “adequate” for personal data protection by the European Commission, the party becoming aware of this situation will inform the other, and Company and Contractor (or other Processor, if approved by Company) will enter into the Standard Contractual Clauses for Controller-to-Processor Transfers (attached as Attachment B). In the event that such a task Order is executed without clauses that incorporate Appendix B of this Agreement, then Appendix B of this Agreement shall nonetheless be deemed to have attached to that Task Order.

11.14        Contractor understands and agrees that Company may require Contractor to provide certain Personal Data (“Contractor Personal Data”) such as the name, address, telephone number, and e-mail address of Contractor’s representatives in transactions, and that Company and its affiliates and their contractors may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Agreement, including but not limited to supplier and payment administration. Contractor agrees that it will comply with all legal requirements associated with transferring any Contractor Personal Data to Company. Company will be the “Controller” of this data for legal purposes, and agrees not to share Contractor Personal Data beyond Company, its affiliates and their contractors, and to use reasonable technical and organizational measures to ensure that Contractor Personal Data is processed in conformity with applicable data protection laws. Contractor may obtain a copy of the Contractor Personal Data and submit updates and corrections to it by sending Company a written notice in accordance with the “notice” provision in this Agreement.

12       TERMINATION

12.1              Either party may terminate this Agreement on ninety days prior written notice to the other party except that any such termination shall be effective as to an ongoing assignment specified in a Task Order only when the minimum term for such ongoing assignment is completed. Sections 3.12, 3.15, 5.21, 8, 10.1, 10.1, 10.2, 10.3, 10.4 and 11 of this Agreement shall survive any expiration or termination of this Agreement. If either party terminates this Agreement pursuant to this Section, the Contractor shall, at the Company’s discretion, continue to provide Services to the Company for a period of up to six months subject to the terms of this agreement. Both parties will use their best efforts to ensure smooth and efficient transition of all work to Company or any new contractor or contractors designated by Company.

Contractor hereby waives any and all claims for additional compensation or charges (including any claim for lost profits), as a result of any termination and Contractor hereby agrees that its sole remedy hereunder shall be to receive compensation in accordance with this Section.

12.2              If either party terminates this Agreement pursuant to Section 12.1, then promptly upon the expiration of the ninety day notice period and at such reasonable time as may be necessary for orderly transition, the Contractor will deliver to the Company all documents, document drafts, work papers, notes, and charts of any description, including electronic media, furnished or made available by the Company or produced by the Contractor in the course of work effort pursuant to this Agreement and retain no copy and shall certify same to Company. The Contractor shall also return to the Company any equipment it may have received from the Company under the terms of Section 4.5 of this Agreement. Notwithstanding anything contained herein, the parties may separately provide in a Task Order for termination of such Task Order in accordance with terms specifically agreed upon by the parties for that Task Order.

12.3              Except for termination based on Sections 5.13 of this Agreement, upon termination, all amounts payable by the Company to the Contractor for Services rendered (including parts thereof) up to the effective date of termination, shall be paid by the Company.

12.4              Company may terminate any Task Order on ninety days prior written notice to Contractor. Notwithstanding the foregoing, Company may terminate a Task Order on thirty days prior written notice to Contractor where such Task Order’s duration is less than twelve months.

13       GOVERNING LAW

13.1              This Agreement, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America, excluding its conflict of laws rules. The laws of the United States of America shall govern issues involving the creation, protection, or exercise of rights in Intellectual Property.

14       DISPUTE RESOLUTION

14.1              Both parties acknowledge that the non-breaching party will be irreparably harmed by any breach of Sections 5.21, 8 and or 11 of this Agreement and that damages would be difficult or impossible to ascertain and that the non-breaching party will have no adequate remedy at law. Accordingly, upon any such breach or threatened breach with respect to Sections 5.21, 8 and 11 of this Agreement, in addition to any other rights or remedies at law or other relief to which non-breaching party may be entitled, and notwithstanding the arbitration clause herein, the non-breaching party shall be entitled, without the posting of any bond or other security, to seek an injunction or an order of specific performance or other equitable relief with respect to such breach or threatened breach to protect the non-breaching party’s rights. All ancillary claims as well as damages for such claims shall remain subject to dispute resolution as described in this section.

14.2              With the exception of any disputes, controversies and questions directly or indirectly arising under, out of, in connection with or in relation to Section 5.21, 8 and or 11 of this Agreement, any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the formation, breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of the London Court of International Arbitration (“LCIA Court”) in effect at the time of arbitration, except as they may be modified herein or by mutual consent of the parties. The seat of the arbitration shall be London, England, and it shall be conducted in the English language.

Three arbitrators shall conduct the arbitration. The party initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party (the “Respondent”) shall appoint an arbitrator within thirty days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the LCIA Court. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within thirty days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within thirty days after the LCIA Court has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the LCIA Court shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, may enter judgment upon the award.

14.3              Section 13.1 of this Agreement determines the governing law of this Agreement, including for arbitration purposes.

14.4              For the purposes of section 45 of the Arbitration Act 1996 (UK), the Company and the Contractor hereby agree to exclude their right to apply to the Court to determine any question of law.

14.5              For the purposes of section 69 of the Arbitration Act 1996 (UK), the Company and the Contractor hereby agree to exclude their right to appeal to the Court on a question of law.

14.6              The Company and the Contractor hereby stipulate that this Agreement and the obligations and relationships resulting here from are commercial and that the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) applies to this Agreement and to any arbitral award or order resulting from any arbitration conducted hereunder.

14.7              Should either the Company or the Contractor make application to the Arbitral Tribunal in accordance with Article 22.1(h) of the LCIA Rules for the joinder in the arbitration of sub-contractors or agents of the Contractor, the Company and the Contractor hereby consent to such joinder.

14.8              The Contractor shall include in its contracts with its sub-contractors and agents a provision requiring such persons to consent to any application that may be made by the Company or the Contractor under Article 22.1(h) of the LCIA Rules to join such sub-contractors or agents as parties to any arbitration under this Agreement.

15       PENALTIES

15.1              The Company reserves the right to define and manage Task Order specific service levels, including, but not limited to, provisions on network security, among other service requirements. Task Orders may explicitly state service levels and penalties for failure to meet such service levels. Failure to meet the service levels in a Task Order, may, at Company’s sole discretion, result in the penalties outlined under such Task Orders.

16       GENERAL

Assignment

16.1              Neither party may assign the rights and obligations of this Agreement to any other party without the prior written consent of the other party (such consent not to be unreasonably withheld), except that Company may assign the rights and obligations of this Agreement to another subsidiary of General Electric Company without obtaining the Contractor’s prior written consent, and Contractor may assign receivable under this Agreement to third parties without obtaining Company’s prior written consent.

Offsets

16.2              The Company reserves the right to credit the value of this Agreement and any Task Orders against any present or future offset or industrial participation requirements incurred by the Company with any applicable Government or with any applicable company provided such credit is permissible under the applicable counter trade or offset guidelines and there is no loss of export earnings benefits to the Contractor. The Contractor agrees to use its best efforts to assist the Company to secure such credit.

Severability

16.3              If any part, term or provision of this Agreement is held by any court to be unenforceable or prohibited by any law applicable to this Agreement, the rights and obligations of the parties shall be construed and enforced with that part, term or provision limited so as to make it enforceable to the greatest extent allowed by law, or, if it is totally unenforceable, as if this Agreement did not contain that particular part, term or provision.

Headings and Language

16.4              Headings contained in this Agreement are for reference or convenience purposes only and will not affect the meaning, interpretation or effect of this Agreement. This Agreement is drawn up in the English language. If it is translated into another language, the English language text shall in any event prevail.

Amendments

16.5              The terms and conditions of this Agreement may not be amended or modified, except in a writing signed by both parties or in connection with an approved Change Order. It is expressly agreed that any terms and conditions of Company’s Change Order shall be superseded by the terms and conditions of this Agreement to the extent that such terms may be in conflict unless expressly agreed otherwise in the Change Order.

Survival

16.6              Sections 3.12, 3.15, 5.21, 8, 10.1, 10.2, 10.3, 10.4 and 11 shall survive the expiration or termination of this Agreement, as well as any other provision of this Agreement, which in accordance with its terms is intended to survive the termination of this Agreement.

Waiver/Non-exercise

16.7              Failure of either party at any time to exercise a right under, or require performance of, any provision of this Agreement shall not affect the right to subsequently exercise that right or require full performance thereof (as the case may be) at any time thereafter. The waiver by any party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any subsequent breach or as nullifying the effectiveness of such provision.

Entire Agreement

16.8              This Agreement, including all Addenda, Attachments and Exhibits, constitutes the entire Agreement between the parties and shall supersede all prior offers, negotiations, exceptions and understandings, whether oral or written, between the parties hereto relating to the products and services called for hereunder. If there is any conflict between this Agreement and its Addendums, Attachments, and Exhibits, the language in this Agreement shall apply. No modification of any provision of this Agreement shall be binding upon the Company or the Contractor unless evidenced by a written agreement executed by both parties.

16.9              The parties agree that signed fax copies or e-mail signatures (i.e. scanned copies) of all Task Orders issued pursuant to this Agreement, as well as any approved change requests thereof, shall be binding and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement.

GENERAL ELECTRIC INTERNATIONAL, INC.		Patni Computer Systems Limited

By:	/s/ Steven John Morrison	By:	/s/ Sunil Chitale
Name:	Steven John Morrison	Name:	Sunil Chitale
Title:	GE GDC Director	Title:	Senior Vice President
Date:	3rd August 2006	Date:	August 3, 2006

In the presence of:		In the presence of:

/s/ Chris Wardle		/s/ Mohamed Asim Malik
Name:	Chris Wardle	Name:	Mohamed Asim Malik
Title:	Head of IT Service Delivery	Title:	Sr. Account Manager
GE Money UK

Addendum A

Fees and Payment

All fees, pricing, rates and payment details are contained in this Addendum A to the Agreement.

Al.                   The Contractor should predominantly engage with the Company through Fixed Price engagements as defined in Section 2.2 of this Agreement. On a quarterly basis, Contractor should share with Company their plans of achieving a target of 90% of Contractor and Company engagements being Fixed Price.

The Company shall bid those few engagements that need to be on Time and Materials on a project-by-project basis. Unless otherwise agreed in advance by the Company, the terms of bids submitted by Contractor for Time and Materials engagements are inclusive of all overhead costs (including, without limitation, communication and networked desktop PCs with standard software (such as MS-DOS, Windows and Terminal emulation software), all payroll taxes, employee benefits, training, travel and living, supplies, administration, insurance and other expenses or costs of any nature and all the Contractor equipment. Prices are exclusive of all taxes that may be levied or assessed on these services outside of the home jurisdiction of the GDC (such as sales, use, excise, value added or taxes based on the Company’s income) that shall be the responsibility of the Company to pay. Any taxes on these services that may be levied or assessed in the home jurisdiction of the GDC shall be the responsibility of the Contractor to pay.

Task Orders

A.2                Each Task Order will specify the payment terms applicable to that Task Order.

A.3                Task Orders issued pursuant to this Agreement shall set out a fixed price or an appropriate estimate of person years to complete projects. If the Contractor takes less than the estimated person years on a fixed price project because of efficiency or productivity gains, no credit accrues directly to the Company on that project.

A.4                If the Contractor takes more than the estimated person years on a fixed price project because of poor estimation or loss of productivity through the Contractor’s inefficiency, or for any other reason, the Contractor is solely responsible for the extra resources applied to complete the project.

A.5                If the delay in completion of project is due to the Company, then the incremental charge beyond scoped timeframe would be at the T&M rate defined in the Task Order for such a situation.

Purchase Order

A.6                All Task Orders must be associated with a Purchase Order, at the time the Company places such Task Order with the Contractor. The Contractor agrees that the Company is not obligated to make any payment for services rendered before or without the placement of a Purchase Order, unless the parties have expressly agreed otherwise.

Competitiveness

A.7                The Company and the Contractor shall hold meetings once or twice a year (timing consistent with other meetings) to specifically review the pricing and Productivity

Improvements (defined below) the Contractor has implemented to ensure the Contractor’s competitive position in the marketplace and to ensure that the Company’s contract with the Contractor reflects the Contractor’s competitiveness. Productivity Improvements include:

a                            transaction improvements, measured during any month as: (i) the increase in the volume of Services performed per full-time Worker as compared to the prior month and (ii) the performance of a fixed amount of Services utilizing fewer full-time Workers as compared to the prior month; and

b                           cost improvements, measured during any year as the sum of the reductions in each of the following as compared to the prior year: (i) direct and indirect material prices, (ii) overhead costs, (iii) the number of management working hours per Service and (iv) direct labor rates.

Most favored customer pricing

A.8                The Company expects that all of the pricing terms, warranties and benefits granted by the Contractor herein are comparable to or better than the equivalent terms currently being offered by the Contractor to any present similarly placed customer. If the Contractor, agrees with any other similarly placed customer to providing greater benefits or more favorable terms, this Agreement shall thereupon be deemed amended to require Contractor to provide the same to the Company and the Contractor shall promptly inform the Company of such change. For the purpose of this clause, the term Customer excludes all customers that do not receive services materially similar to those offered to the Company.

Invoices

A.9                Company may, in each Task Order, designate the form of invoice to be used by Contractor under that Task Order. The Contractor agrees that any invoices submitted for payment to the Company will include the following details, without which the Company is not obligated to make payment of such invoices. Details required include but are not limited to associated Company Purchase Order number, associated Task Order number, detailed breakup of amount to be paid, date by which payment is due, details of service provided, name of Company official placing Task Order, details of applicable discount if any, the Company entity that shall pay under the PO and whether payment shall be made through the GE Accelerated Payment Program.

Currency

A.10          To the extent permitted by applicable law, Company may designate in any Task Order that payment will be made in the currency of the jurisdiction from which the Task Order is issued. In such cases, Contractor will bill Company monthly, converting the US Dollar contract rate to local currency at the rate published in Financial Times of London on the last Tuesday of the month in which work is performed. In all other cases, Contractor will bill and Company will remit payment in US Dollars.

The Company can negotiate a Fixed Price Contract with the Contractor in any currency depending on the jurisdiction from which the Task Order is issued.

A.11          All Contractor invoices shall be delivered to Company within 15 days of the Invoice Date, and must clearly identify the Task Order, Purchase Order, or other Company authorization to which it applies. The Company will not pay invoices older than 180 days unless a documented dispute proceeding is ongoing.

A.12          All quotations in response to requests for proposals to perform Task Orders issued pursuant to this Agreement shall specify whether and which taxes, if any, are excluded from the quoted price, and the amount of such taxes. No taxes other than sales, use, consumption, service or other similar taxes and levies may be included in any price quotation responding to a request for proposal to perform a Task Order. Under no circumstances shall income taxes or similar taxes payable on the income of the Contractor or Workers be included in any quoted price.

Addendum B

Standard Contractual Clauses for to be Incorporated when Adherence to Article 26(2) of the
European Commission Directive 95/46/EC is Required

The following clauses are to be incorporated into all Task Orders issued pursuant to this Agreement where adherence to Article 26(2) of the European Commission Directive 95/46/EC is required.

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection

Name of the Data Exporting Organization [Name of Company or Company Affiliate]
Address

tel: ;	fax: ;	e-mail:

Other information needed to identify the organization

Above named organization shall hereby be known as “the Data Exporter”

and

Name of the Data Importing Organization [Name of Contractor]
Address

tel: ;	fax: ;	e-mail:

Other information needed to identify the organization

Above named organization shall hereby be known as “the Data Importer”

HAVE AGREED on the following contractual clauses (‘the Clauses”) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the Data Exporter to the Data Importer of the personal data specified in Appendix 1 of Article 26(2) of Directive 95/46/EC.

Clause 1

Definitions

For the purposes of the Clauses:

(a)                     “personal data”, “special categories of data”, “process/processing”, “controller”, “processor”, “Data Subject” and “Supervisory Authority” shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October

1995 .on the protection of individuals with regard to the processing of personal data and on the free movement of such data (“the Directive”)(1);

(1)                     Parties may reproduce Directive 95/46/EC’s definitions and meanings within this clause if they considered it better for the contract to stand-alone.

(b)                    “the Data Exporter” shall mean the Controller who transfers the Personal Data;

(c)                     “the Data Importer” shall mean the processor who agrees to receive from the Data Exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of these Clauses and who is not subject to a third country’s system ensuring adequate protection;

(d)                    “the Applicable Data Protection Law” shall mean the legislation protecting the fundamental rights and freedoms of natural persons and, in particular, their right to privacy with respect to the processing of personal data applicable to a Data Controller in the Member State in which the Data Exporter is established;

(e)                     “technical and organizational security measures” shall mean those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2

Details of the transfer

The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

Clause 3

Third-party beneficiary clause

The Data Subject can enforce against the Data Exporter this Clause, Clause 4 (b) to (h), Clause 5 (a) to (e), and (g), Clause 6 (1) and (2), Clause 7, Clause 8 (2), and Clauses 9,10 and 11, as third-party beneficiaries.

The Data Subject can enforce against the Data Importer this Clause, Clause 5 la) to (e) and (g), Clause 6 (1) and (2), Clause 7, Clause 8 (2), and Clauses 9.10 and 11, in cases where the Data Exporter has factually disappeared or has ceased to exist in law.

The parties do not object to a Data Subject being represented by an association or other body if the Data Subject so expressly wishes and if permitted by national law.

Clause 4

Obligations of the Data Exporter

The Data Exporter agrees and warrants:

(a)                     that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant Authorities of the Member State where the Data Exporter is established) and does not violate the relevant provisions of that State;

(b)                    that he has instructed and throughout the duration of the personal data processing services will instruct the Data Importer to process the personal data transferred only on the Data Exporter’s behalf and in accordance with the applicable data protection law and these clauses;

(c)                     that the Data Importer shall provide sufficient guarantees in respect of the technical and organizational security measures specified in Appendix 2 to this contract;

(d)                    that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)                     that he will ensure compliance with the security measures;

(f)                       that, if the transfer involves special categories of Data, the Data Subject has been informed or will be informed before, or as soon as possible after, the transfer that his data could be transmitted to a third country not providing adequate protection;

(g)                    that he agrees to forward the notification received from the Data Importer pursuant to Clause 5(b) to the Data Protection Supervisory Authority if he decides to continue the transfer or to lift his suspension;

(h)                    to make available to the Data Subjects upon request a copy of the Clauses set out in this Annex, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures.

Clause 5

Obligations of the Data Importer(2)

The Data Importer agrees and warrants:

(a)                     to process the Personal Data only on behalf of the Data Exporter and in compliance with his instructions and the clauses; if he cannot provide such compliance for whatever reasons, he agrees to inform promptly the Data Exporter of his inability to comply, in which case the Data Exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)                    that he has no reason to believe that the legislation applicable to him prevents him from fulfilling the instructions received from the Data Exporter and his obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, he will promptly notify the change to the Data Exporter as soon as he is aware, in which case the Data Exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)                     that he has implemented the technical and Organizational security measures specified in Appendix 2 before processing the personal data transferred;

(d)                    that he shall promptly notify the Data Exporter about:

(i)                       any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation;

(2)                     Mandatory requirements of the national legislation applicable to the Data Importer which do not go beyond what is necessary in a democratic society on the basis of one of the interests listed in Article 13(1) of Directive 95/46/EC, that is, if they constitute a necessary measure to safeguard national security, defence, public security, the prevention, investigation, detection and prosecution of criminal offences or of breaches of ethics for the regulated professions, an important economic or financial interest of the State or the protection of the data subject or the rights and freedoms of others, are not in contradiction with the standard contractual clauses. Some examples of such mandatory requirements which do not go beyond what is necessary in a democratic society are, inter alia, internationally recognised sanctions, tax-reporting requirements or anti-money-laundering reporting requirements.

(ii)                    any accidental or unauthorised access; and

(iii)                 any request received directly from the data subjects without responding to that request, unless he has been otherwise authorised to do so.

(e)                     to deal promptly and properly with all inquiries from the Data Exporter relating to his processing of the Personal Data subject to the transfer and to abide by the advice of the Supervisory Authority with regard to the processing of the data transferred;

(f)                       at the request of the Data Exporter to submit his data processing facilities for audit of the processing activities covered by the clauses which shall be carried out by the Data Exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the Data Exporter, where applicable, in agreement with the Supervisory Authority;

(g)                    to make available to the Data Subject upon request a copy of the Clauses set out in this Annex, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the Data Subject is unable to obtain a copy from the Data Exporter.

Clause 6

Liability

1.                          The parties agree that a Data Subject who has suffered damage as a result of any violation of the provisions referred to in Clause 3 is entitled to receive compensation from the Data Exporter for the damage suffered.

2.                          If a Data Subject is not able to bring the action referred to in paragraph 1 arising out of a breach by the Data Importer of any of his obligations referred to in Clause 3 against the Data Exporter because the Data Exporter has disappeared factually or has ceased to exist in law or became insolvent, the Data Importer agrees that the Data Subject may issue a claim against the Data Importer as if he were the Data Exporter.

3.                          The parties agree that if one party is held liable for a violation of the clauses committed by the other party, the latter will, to the extent to which it is liable, indemnify the first party for any cost, charge, damages, expenses or loss it has incurred.

Indemnification is contingent upon:

(a)                    the Data Exporter promptly notifying the Data Importer of a claim; and

(b)                   the Data Importer being given the possibility to cooperate with the Data Exporter in the defence and settlement of the claim(3).

(3)       Paragraph 3 is optional.

Clause 7

Mediation and Jurisdiction

1.                          The Data Importer agrees that if the Data Subject invokes against him third-party beneficiary rights and/or claims compensation for damages under the clauses, the Data Importer will accept the decision of the Data Subject:

(a)                    to refer the dispute to mediation, by an independent person or, where applicable, by the Supervisory Authority;

(b)                   to refer the dispute to the courts in the Member State in which the Data Exporter is established.

2.                          The Data Importer agrees that, by agreement with the Data Subject, the resolution of a specific dispute can be referred to an arbitration body if the Data Importer is established in a country that has ratified the New York Convention on enforcement of arbitration awards.

3.                          The parties agree that the choice made by the Data Subject will not prejudice his substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Clause 8

Cooperation with Supervisory Authorities

1.                          The Data Exporter agrees to deposit a copy of this contract with the Supervisory Authority if it so requests or if such deposit is required under the applicable data protection law.

2.                          The parties agree that the Supervisory Authority has the right to conduct an audit of the Data Importer which has the same scope and is subject to the same conditions as would apply to an audit of the Data Exporter under the applicable data protection law.

Clause 9

Governing Law

The Clauses shall be governed by the law of the Member State in which the Data Exporter is established, namely [Enter name of European Union Country]

Clause 10

Variation of the contract

The parties undertake not to vary or modify the terms of the Clauses.

Clause 11

Obligation after the termination of Personal Data Processing Services

1.                          The parties agree that on the termination of the provision of Data Processing Services, the Data Importer shall, at the choice of the Data Exporter, return all the personal data transferred and the copies thereof to the Data Exporter or shall destroy all the personal data and certify to the Data Exporter that he has done so, unless legislation imposed upon the Data Importer prevents him from returning or destroying all or part of the personal data transferred. In that case, the Data Importer warrants that he will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.                          The Data Importer warrants that upon request of the Data Exporter and/or of the Supervisory Authority, he will submit his data processing facilities for an audit of the measures referred to in paragraph 1.

On behalf of the Data Exporter

Name (written out in full):
Position:
Address:
Other information necessary in order for the contract to be binding (if any):

Signature

(stamp of Organization)

Name (written out in full):
Position:
Address:
Other information necessary in order for the contract to be binding (if any):

Signature

(stamp of Organization)

APPENDIX 1 to the Standard Contractual clauses

This appendix forms part of the Clauses and must be completed and signed by the parties (“The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix)

Data Exporter

The Data Exporter is (please specify briefly your activities relevant to the transfer):

Data Importer

The Data Importer is (please specify briefly your activities relevant to the transfer):

Data Subjects

The personal data transferred concern the following categories of Data Subjects (please specify):

Categories of data

The personal data transferred concern the following categories of data (please specify):

Special Categories of data (if appropriate)

The personal data transferred concern the following special categories of data (please specify):

Processing Operations

The personal data transferred will be subject to the following basic processing activities (please specify):

DATA EXPORTER	DATA IMPORTER

Name:

Authorized
Signature

APPENDIX 2 to the Standard Contractual Clauses

This appendix forms part of the Clauses and must be completed and signed by the parties

Description of the technical and Organizational security measures implemented by the Data Importer in accordance with Clauses 4(d) and 5(c) (or document/legislation attached:

Addendum C
To be Signed by All Workers At Initiation of Task Order

Secrecy and Inventions Agreement

All Contractor and Subcontractor personnel who are assigned to perform work, services or tasks for the Company are required to sign the following Agreement.

Dear                                                         :

You have been assigned by                                                            (“Contractor”) to perform contract services for General Electric Company, General Electric International, Inc. or an affiliate or subsidiary of the foregoing (individually and collectively, the “Company”). As a condition of Contractor’s engagement by Company, it is a requirement that you agree (i) to hold in confidence information that you learn about the Company as a result of your work, and (ii) that the results of your work will be owned by the Company.

This Agreement is for the benefit of the Company.

1.                         Conflict of Interest. You warrant that your work with the Company will not in any way conflict with any obligations you may have in favor of prior or other employers or in favor of other persons or entities. You further warrant that, during the time you are providing services to the Company, you will refrain from any other activities that would present a conflict of interest with your work on behalf of the Company.

2.                         Secrecy. You agree to hold in confidence all proprietary and confidential information that you obtain from, or as a result of your work for the Company, or that you develop for the Company, and you agree not to use for your own benefit or for the benefit of others, or disclose to others, at any time during or after termination of your work for the Company, such information without the prior written consent of the Company. You also agree that you will not knowingly disclose to the Company any information that is the secret, confidential, or proprietary information of any other person or entity. Confidential information includes, but is not limited to, all non-public information furnished or made available to you orally or in writing in connection with your work for the Company or developed by you, such as data, ideas, concepts, procedures, agreements, deliverables, notes, summaries, reports, analyses, compilations, studies, lists, charts, surveys and other materials, both written and oral, in whatever form maintained concerning the business of the Company or the Company’s customers and/or vendors. Confidential information also includes any personal data you may be furnished with or exposed to in the performance of your work for the Company. Confidential information excludes all information and materials that are or become publicly available through means other than through the violation of an obligation of confidentiality to the Company or any other party. Your obligation of confidentiality shall continue in effect (a) for seven years following the date you last provided services to the Company with respect to all confidential information that is not a trade secret, (b) for as long as such confidential information remains a trade secret under applicable law, with respect to confidential information that is a trade secret, and (c) in perpetuity with respect to all personal or customer data.

3.                         Inventions. You agree that any work product that you produce in providing services to the Company and any inventions, developments, suggestions, ideas, innovations, concepts or reports conceived, created, developed or discovered by you as a part or a result of your to the Company (a “Development”) shall be the sole property of, the Company. You agree to promptly notify the Company of any Development, and, if deemed necessary or desirable by the Company, you agree to execute any documents provided by the Company to convey or perfect ownership in any such Development in the Company or its designee, including an assignment in the form attached to this agreement or as otherwise provided. You agree to cooperate with the Company, at the Company’s expense, in obtaining, maintaining or sustaining patents or other intellectual property protection anywhere in the world with respect to any such Developments. Should any such Developments be the result of combined efforts with, or the invention of, any person or persons, other than yourself, you will so inform the Company of this at the time you notify the Company of the Development. Your obligations under this letter will survive any termination of your agreement with the Company and any expiration or termination of any Task Order or other agreement with the Company under which you are performing services.

4.                         Copyrights. You agree that all copyrightable material that results from services performed by you for the Company shall belong exclusively to the Company. If by operation of law any such copyrightable materials are deemed not to be works made for hire, then you hereby assign, and agree to assign in the future, to the Company the ownership of such materials and the copyrights for the same. The Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available with respect to such copyrightable material, and you agree to provide the Company any assistance required to perfect such protection. You also agree to waive any “artist’s rights”, “moral rights”, or other similar rights you might otherwise have in any copyrightable materials you develop during the term of this Agreement. To the extent you cannot effectively waive such rights, you agree not to seek to enforce such rights against the Company or any purchaser or licensee of such materials from the Company.

5.                         Employer-employee Relationship. In furnishing services to the Company under any Task Order or other agreement between the Company and Contractor, you will not be an employee of the Company and will not by reason of this agreement or the performance of your services be entitled to participate in or receive any benefit or right under any of it’s the Company’s employee benefit or welfare plans, including, without limitation, employee insurance, pension, savings and stock bonus, and savings and security plans.

6.                         Governing Law. This agreement, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America, excluding its conflict of laws rules. The laws of the United States of America shall govern issues involving the creation, protection, or exercise of rights in Intellectual Property.

If the foregoing terms are acceptable to you as a condition for performing services for the Company, please indicate your acceptance by signing one copy of this letter and returning it to us. You may retain the other copy for your information and file.

Very truly yours,

Company

By:

ACCEPTED:

Date:

Addendum C-1

For Execution By Contractors, Subcontractors and Workers Upon Completion of a Task Order

Assignment of Rights

This is an Assignment made on                               , 200   , between                (“Assignor” or “you”) and                                                            (“Company”, “us” or “we”).

This Assignment relates to any work product, invention, development, suggestion, idea, innovation, concept or report conceived, created, developed or discovered by Assignor in connection with services provided by Assignor to the Company under Task Order              (the “Work Product”), which Work Product may be more specifically described in Annex A to this Assignment.

You represent that you are the sole creator (or have noted other contributors below) of the Work Product and that the Work Product is original and exclusive to the Company, has not been previously sold in any form, is not in the public domain and does not infringe upon any statutory copyright or upon any common law right, proprietary right or any other right of any third party; that you have not previously assigned, pledged or otherwise encumbered the same; and that you have full power to enter into this Assignment and to make the transfer provided for in this Assignment.

You hereby transfer and assign to us any and all rights you might have in the Work Product, including any right, title, and interest in and to the physical embodiment of the Work Product and to any copyright or other intellectual property right in the Work Product. You acknowledge that this transfer is in furtherance of your [and your employer’s obligations] to the Company under prior agreements.

You hereby agree to waive or in any case to not enforce any “moral rights”, “artist’s rights”, or other similar rights, you might have in relation to the Work Product

You acknowledge that this Assignment transfers complete ownership in the Work Product, the copyright and any other intellectual property right in the Work Product to the Company, and therefore forecloses your use, sale, authorizing the sale by any third party of, reproducing, licensing or otherwise exploiting the Work Product. This Assignment imposes no obligation on the Company to use the Work Product.

This Agreement, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America and by the laws of the United States, excluding its conflict of laws rules.

In Witness Whereof, the parties have executed this Assignment on the day and year first above written.

List of Other Contributors, if any:

ASSIGNOR

By:
Date:

GE

By:
Title:
Date:

STATE OF	)
) SS

COUNTY OF	)

The foregoing Assignment was acknowledged before me this                        day of                                     ,           , by                                   , [                                  of                                                 ].

Notary Public

Commission Expires:

STATE OF	)
) SS

COUNTY OF	)

The foregoing Assignment was acknowledged before me this                        day of                                     ,           , by                                   , [                                  of                                                 .

Notary Public

Commission Expires:

ADDENDUM D

GE GUIDELINES FOR
WORKERS ASSIGNED TO GE “SECURITY SENSITIVE” POSITIONS

I.              The term “security sensitive position” as used in connection with the background checking of certain Service Provider workers means any position which requires that the incumbent perform or be responsible for performing duties which:

(i)                       are directly related to the safe operation or security of a GE facility, piece of equipment or electronic data system or financial/accounting system, and

(ii)                    which, if not performed properly, could constitute a serious environmental, health or safety hazard to employees or the general public or a serious breach of security respecting the Company’s proprietary rights or financial, accounting or other systems.

This term shall also include positions which, although not characterized by the above criteria, are otherwise subject to this designation because they are located at a GE worksite that is designated in its entirety as “security sensitive” or have access to certain security sensitive operations or facilities, even though the work responsibilities, if performed in another context, would not be security sensitive. Subject to applicable law, this designation shall be determined solely by GE on a business-by-business basis.

II.            Actions or events that preclude the Service Provider or subcontractor from assigning an employee, worker, agent, or subcontractor, or other personnel (“Worker”) to a GE worksite or facility in a “security sensitive” position:

(a)           A Worker is serving probation for any criminal conviction, whether or not a felony.

(b)           The Worker misrepresents information provided to his/her employer on the employment application or pre-placement questionnaire.

Care should be taken to ensure that decisions are in accordance with applicable state and federal regulations regarding hiring practices. Service Provider should consult with its local Human Resources and/or Legal Department to ensure compliance with these guidelines and applicable law. In general, however, these regulations prohibit disqualifying an applicant solely on the basis of a felony or misdemeanor conviction unless the conviction relates to dishonesty or breach of trust; or a matter that directly relates to the Worker’s suitability for assignment to the position for which he or she is intended.

III.           Actions or events that require the Service Provider or subcontractor to notify GE and seek approval prior to assigning a Worker to a GE worksite or facility in a “security sensitive” position.

(a)           The Worker has been convicted of, or pled guilty to, any of the following felonies at any time.

Homicide

Burglary

Aggravated Assault

Criminal Sexual Abuse

Kidnapping, Abduction, Unrestraint

D-1

Threatening or. Harassing

Altering or tampering with Motor Vehicle ID Numbers

All offenses involving drugs

Offenses involving Criminal enterprises and Racketeering

Prostitution, Sexual Exploitation of minors, and Obscenity

Individual Rights (Peonage, Involuntary Servitude, and Slave Trade)

Antitrust

Public Safety (Explosives and Arson, Firearms, Mailing Injurious Articles)

(b)           Other types of felonies and misdemeanors should also result in exclusion for a GE “security sensitive” assignment if the nature of the act is such that it would cause us to doubt the trustworthiness of the Worker; or assigning the Worker to GE could cause GE to be put in a significantly increased risk of litigation or negative publicity.

(c)           In reaching a placement decision in light of (a) and (b) above, consideration should be given to factors that may mitigate the doubts and/or risks noted above. These factors may include such things as the circumstances surrounding the act(s) or event(s), the amount of time that has elapsed since the conviction, the age of the individual when he/she committed the act and whether there have been repeated incidences of unlawful acts.

D-2

Global Delivery Addendum

This Addendum is made on August 3, 2006 and is applicable from 1st January 2007.

Between:

General Electric International, Inc., a Delaware corporation (the “COMPANY”) with its head office at Two Corporate Drive, Shelton, CT.

And:

Patni Computer Systems Limited, a Corporation (“CONTRACTOR”) with its offices at Akruti Softech Park, MIDC Cross Road No. 21, Andheri (EAST), Mumbai 400093, INDIA.

Having negotiated an Information Technology Services agreement dated August 3, 2006 to extend the status of CONTRACTOR as a GE certified Global Development Center through December 31, 2009 (the AGREEMENT), COMPANY and CONTRACTOR intend to enter into a supplemental addendum to encourage the growth of the CONTRACTOR’S relationship with the COMPANY.

The parties now wish to set forth the following terms of the global delivery operations for the Software Services that COMPANY acquires and CONTRACTOR provides as per AGREEMENT.

1.                          The target LCC price across COMPANY will not exceed $16/hr averaged for the full LCC volume delivered by the CONTRACTOR. Following considerations will apply:

•                       Prices for individual Task Orders may vary based on LCC location, skills and other conditions as mutually agreed to the execution of the Task Order

•                       Performance against the target average LCC price will be reviewed on a quarterly basis starting July 1, 2007.

2.                            CONTRACTOR commits to achieving the LCC leverage target of 85% by December 31, 2007.

3.                            CONTRACTOR will grant COMPANY service credits beginning January 1, 2007 through the term of the agreement. Service Credits earned during each quarter would be computed @1.45% of the total value of the invoices raised during that quarter. CONTRACTOR will also grant additional service credits towards the cost of maintaining the eGDC suite of applications from January 1, 2007 through the term of the agreement, provided however that these additional service credits shall not exceed annual amount of $160,000. The following details terms on usage of Service Credits.

•                       Service Credits can be redeemed only in the form of offshore work.

•                       Service Credits can be redeemed only for new purchase orders.

4.                            On request from CONTRACTOR, COMPANY personnel may agree to participate in knowledge and best practice sharing sessions at various industry events.

5.                            To support the globalization initiatives anticipated under this agreement, the agreement is signed between COMPANY and Patni Computer Systems Limited, INDIA.

6.                          The CONTRACTOR commits to deliver services out of global LCC facilities as per the following plan:

•                            Ratio of services delivered from India-Mexico-China-Others will progress as follows

•                       December 31, 2007: 100-0-0-0

•           December 31, 2008: 90-0-5-5

•                       December 31, 2009: 80-0-15-5

Critical Value Measure Consequences:

Scorecard:

LCC Leverage >= 85%
Target Average LCC Rate <=$16.00 (based on 2000 hours = FTE)
Global Diversity 50 - 20 - 20 - 10
O360 and/or NPS as Quality Measure

Measures collected and reported monthly. Evaluated on a quarterly basis. Consequence Level:

LEVEL 1 - Corporate Review with 6+1 GDC Leadership with response:
GDC Improvement Plan (roadmap, corrective action)

LEVEL 2 - Corporate Review with Steering Committee with response:
Order Embargo - Limited

LEVEL 3 - Corporate Review with IM Council:
Order Embargo - Comprehensive
Work transition plans
Task order Reduction

LEVEL A - Contract Termination:
GDC certification revoked
GDC MSA cancelled and removal within 12 months

COMPANY can choose to use any of the above tools.

CONTRACTOR understands and agrees to the above measurement model.

GENERAL ELECTRIC INTERNATIONAL, INC.		Patni Computer Systems Limited

By:	/s/ Steven John Morrison	By:	/s/ Sunil Chitale
Name:	Steven John Morrison	Name:	Sunil Chitale
Title:	GDC Director	Title:	Senior Vice President
Date:	3rd August 2006	Date:	Aug 3, 2006